UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2017 Annual Meeting of Shareholders

and Proxy Statement

Tuesday, April 25, 2017

10:00 a.m. EDT

(Doors open at 9:30 a.m. EDT)

Domino’s Pizza, Inc.

World Resource Center

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

For further information, call Domino’s Investor Relations at 734-930-3563.

Notice of Annual Meeting of Shareholders

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Shareholders of Domino’s Pizza, Inc. (the “Company”) will be held at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on April 25, 2017 at 10:00 a.m. Eastern Daylight Time, for the following purposes, all of which are set forth in the accompanying Proxy Statement:

1.	To elect the eight Director nominees named in the Proxy Statement, each to serve for a one-year term and until their respective successors are duly elected or qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the 2017 fiscal year;

3.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers;

4.	To hold an advisory and non-binding vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers;

5.	To consider a shareholder proposal from the New York State Common Retirement Fund regarding deforestation; and

6.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 2017 are entitled to notice of and to vote at the 2017 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Adam J. Gacek

Corporate Secretary

March 16, 2017

HOW TO VOTE

INTERNET VIA COMPUTER	TELEPHONE	MAIL	IN PERSON
Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Dial toll-free (800) 690-6903 or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	By attending the Annual Meeting and completing a ballot to cast your vote.

Notice of Annual Meeting of Shareholders

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 4 of the accompanying Proxy Statement.

Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and the Company requests that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT i

Table of Contents (continued)

ii DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Proxy Summary

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage shareholders to read the entire Proxy Statement and our 2016 Annual Report before voting their shares.

2017 Annual Meeting of Shareholders

Date and Time	Location	Record Date	Mailing Date
Tuesday, April 25, 2017 10:00 a.m. EDT Doors open at 9:30 a.m. EDT	Domino’s Pizza World Resource Center 30 Frank Lloyd Wright Drive Ann Arbor, Michigan 48105	March 1, 2017	On or about March 16, 2017

Meeting Agenda and Board Recommendations

Proposals for Your Vote	Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	Plurality of Votes Cast	6-9
Proposal 2: Ratification of Independent Registered Public Accountants	FOR	Majority of Votes Cast	15
Proposal 3: Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR	Majority of Votes Cast	43
Proposal 4: Advisory Vote on the Frequency of the Say-on-Pay Vote	ONE YEAR	Plurality of Votes Cast	44
Proposal 5: Shareholder Proposal Regarding Deforestation	AGAINST	Majority of Votes Cast	50-52

Director Nominees

This table provides summary information about each Director nominee. Each Director stands for annual election to a one-year term. As of our 2016 Annual Meeting of Shareholders, our Director elections are subject to our Majority Voting Policy.

Nominee	Age	Director Since	Current Principal Occupation	Current Committee Memberships*			Other Current Public Company Boards
				A	C	NCG
David A. Brandon	64	1999	Chairman and CEO of Toys “R” Us, Inc.				DTE Energy Co. Herman Miller Inc.
C. Andrew Ballard	44	2015	CEO and Co-founder of Quad Analytix and Founder and Managing Partner of Figtree Partners		●
Andrew B. Balson	50	1999	Managing Partner of Cove Hill Partners		Chair
Diana F. Cantor	59	2005	Partner with Alternative Investment Management, LLC	Chair		●	Universal Corporation
J. Patrick Doyle	53	2010	President and CEO of Domino’s Pizza				Best Buy Co., Inc.
Richard L. Federico	62	2011	Non-Executive Chairman of P.F. Chang’s China Bistro Inc.		●		Jamba, Inc.
James A. Goldman	58	2010	Retired President and Chief Executive Officer of Godiva Chocolatier Inc.	●		Chair
Gregory A. Trojan	57	2010	CEO and President of BJ’s Restaurants, Inc.	●		●	BJ’s Restaurants, Inc.

*A = Audit Committee / C = Compensation Committee / NCG = Nominating and Corporate Governance Committee

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 1

Proxy Summary (continued)

Corporate Governance Highlights

Domino’s Pizza demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this goal and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Highlights of our corporate governance practices are summarized below, and are discussed in more detail in the “Corporate Governance Principles and Director Information” section beginning on page 10.

Independence:

•	6 of 8 Director nominees are independent

•	Board committees are comprised solely of independent Directors

•	Independent Directors regularly meet in private without management

Board Practices:

•	Board of Directors and each Board committee conducts an annual self-assessment

•	Continuing education budget is provided for each Director

•	Directors may not stand for re-election after age 72

Leadership Structure:

•	Separate Chairman and CEO leadership structure to maintain independence between Board oversight and operating decisions

Accountability:

•	All Directors stand for election annually

•	In uncontested Director elections, our Majority Voting Policy applies

•	All Directors are subject to the anti-pledging and anti-hedging provisions under our Insider Trading Policy

Stock Ownership Requirements:

•	Executive and Director stock ownership requirements must be met within five years of appointment, as follows:

•	CEO: 5x annual base salary

•	Directors: 5x annual retainer fee

•	President-level executives: 4x annual base salary

•	Other executives: 3x annual base salary

Highlights regarding our 2016 business performance and changes made to our executive compensation program during fiscal 2016 can be found under the “Executive Summary” beginning on page 20.

2 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Domino’s Pizza, Inc. for use at the 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, April 25, 2017 at 10:00 a.m. EDT at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, and at any adjournment thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of Proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 16, 2017. As used in this Proxy Statement, references to the “Company,” “Domino’s” or “Domino’s Pizza,” or the first person notations of “we” and “our,” refer to Domino’s Pizza, Inc.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 3

Voting Information

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 1, 2017 (the “Record Date”). On the Record Date, there were 48,035,597 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Shareholders may choose to vote by any of the following methods: (i) by returning the enclosed Proxy card, (ii) electronically by accessing the Internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the Annual Meeting and voting in person.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the Internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not specify how shares should be voted will be voted in accordance with the Board’s recommendation (“FOR” the election of all Director nominees under Proposal One, “FOR” Proposals Two and Three, “ONE YEAR” for Proposal Four and “AGAINST” Proposal Five).

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted by: (i) signing and returning a new Proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the Internet (only your latest telephone or Internet vote received by 11:59 p.m. Eastern Daylight Time on April 24, 2017 will be counted), (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked, or (iv) attending the Annual Meeting and revoking or voting in person. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in “street name” for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions

4 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Voting Information (continued)

from you. We believe Proposal One, Proposal Three, Proposal Four and Proposal Five are non-routine matters and, therefore, the broker may not vote your shares on such proposals without receiving instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having been voted in person or by proxy, but pursuant to Delaware corporate law, will be counted for purposes of determining whether a quorum is present.

Votes Required

Under Proposal One, Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Broker non-votes and votes withheld will not be treated as votes cast with respect to the election of Directors and, therefore, will have no effect on the outcome of the election of Directors.

In addition, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election does not exceed the number of directors to be elected). In the event that the votes “WITHHELD” from a nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to submit his or her resignation to the Board of Directors for consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant.

The Board of Directors will act within 120 days following certification of the shareholder vote. Thereafter, the Board of Directors will promptly publicly disclose, in a report furnished to the Securities and Exchange Commission (“SEC”), its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board of Directors may accept a Director’s resignation or reject the resignation. If the Board of Directors accepts a Director’s resignation, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors, in each case pursuant to our Bylaws. If a Director’s resignation is not accepted by the Board of Directors, such Director will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Approval of Proposal Two (ratification of independent registered public accountants), Proposal Three (say-on-pay) and Proposal Five (shareholder proposal regarding deforestation) requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. For Proposal Four, the frequency receiving a plurality of shares voted in person or by proxy at the Annual Meeting will be taken into consideration by the Board of Directors in determining how often an advisory vote on executive compensation will be submitted to shareholders in the future. Broker non-votes, if any, and abstentions will not be treated as votes cast with respect to these proposals and, therefore, will have no effect on the outcome of the votes.

No matter is currently expected to be considered at the Annual Meeting other than those listed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 5

Proposal One: Election of Directors

At our 2015 annual meeting of shareholders, our shareholders authorized the Board of Directors to amend the Company’s Certificate of Incorporation to declassify the Board and to require that all Directors stand for annual election. Accordingly, this year we are asking our shareholders to re-elect the eight individuals listed below to terms ending with the 2018 annual meeting of shareholders, until his or her successor is elected or qualified or until his or her earlier death, resignation or removal. Each nominee is currently serving as a Director and has indicated his or her willingness to continue to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

Board Membership Criteria

Although our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of Director candidates, the Committee takes into account a number of factors, qualifications and skills that it deems appropriate, with the primary goal of ensuring the Board collectively serves the interest of shareholders. The Company and the Board, at a minimum, seek to have Directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Identified and described below are additional key experiences, qualifications and skills that are important to the Company’s business and that were considered in the selection of the Directors, which factors may change from time to time. Director candidates are also evaluated according to the qualifications set forth in the Board’s Corporate Governance Principles, as further described beginning on page 12.

•	Business experience. The Company and the Board believe that the Company benefits from nominating Directors with a substantial degree of business experience. This may include accomplishments in his or her particular field of practice, and a history of achievements that reflect his or her high standards and sound business decisions.

•	Leadership experience. The Company and the Board believe that Directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These Directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•	Finance experience. The Company and the Board believe an understanding of finance and financial reporting processes is an important skill for our Directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosures of the Company that includes financial statements and related information.

•	Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

6 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Nominees for Election to One-Year Terms Expiring at the 2018 Annual Meeting of Shareholders

Set forth below are the name, age, principal occupation and/or business experience and qualifications of each nominee for election as a Director. The Nominating and Corporate Governance Committee believes that each of the nominees possess the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience and other publicly-held companies on which they serve, or served in the past five years, as a director is set forth below. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each Director appears later in this Proxy Statement.

Our Board of Directors Unanimously Recommends a Vote FOR Each of the Nominees Listed Below	✓

David A. Brandon Non-Executive Chairman Director since: 1999 Age: 64 Committees: None

David A. Brandon is currently Chairman and CEO of Toys “R” Us, Inc., the world’s largest specialty retailer of toy and baby products, a position he has held since July 2015. Previously, he was the Director of Athletics at the University of Michigan from March 2010 through October 2014.

Mr. Brandon has served as our Chairman of the Board of Directors since March 1999 and also served as Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2011. Prior to joining Domino’s, Mr. Brandon was President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998.

In addition to serving on the Boards of Directors for Domino’s and Toys “R” Us, Mr. Brandon also serves on the Boards of DTE Energy Co. and Herman Miller Inc. He previously served on the Boards of Burger King Corporation, Kaydon Corporation, Northwest Airlines and the TJX Companies, Inc.

Qualifications:

Mr. Brandon served as the Company’s Chairman and Chief Executive Officer for eleven years and thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service on the Boards of Directors of several other companies, including retailers, also makes him qualified for service as a Director of the Company.

C. Andrew Ballard Independent Director Director since: 2015 Age: 44 Committees: Compensation Committee

C. Andrew Ballard currently serves as the CEO and Co-founder of Quad Analytix, a technology and data company, a position he has held since December 2012. Mr. Ballard is also the Founder of Figtree Partners, an investment firm focused on digital media, and has served as its Managing Partner since November 2012. In addition, Mr. Ballard has served as a Senior Advisor at the private equity firm Hellman & Friedman LLC from December 2012 through the present, and previously served as Managing Director from 2006 through December 2012 and as a Director from January 2004 through 2006. Prior to joining Hellman & Friedman in 2003, Mr. Ballard worked at Bain Capital, LLC in San Francisco and Boston, as well as Bain & Company, Inc. from 1994 to 2002.

Mr. Ballard has served on Domino’s Board of Directors since July 2015 and became a member of the Compensation Committee in February 2016. In addition to serving on Domino’s Board, Mr. Ballard is the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation. He is actively involved with Family Connections, a tuition-free preschool for under-served families. Mr. Ballard is currently also Vice Chairman of Zignal Labs and Chairman of Datacor, Inc., and has held previous Board roles at Activant Solutions Inc., Catalina Marketing Corporation, DoubleClick Inc., Getty Images, Internet Brands, Inc. and Vertafore, Inc.

Qualifications:

Mr. Ballard brings to the Board strategic business and acquisition experience, as well as overall business acumen through his experience at Hellman & Friedman and Bain Capital. Mr. Ballard also provides valuable technology and digital knowledge making him qualified for service as a Director of the Company.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 7

Proposal One: Election of Directors (continued)

Andrew B. Balson Independent Director Director since: 1999 Age: 50 Committees: Compensation (Chairperson)

Andrew B. Balson is currently the Managing Partner of Cove Hill Partners, a firm formed to make private equity investments. Previously, Mr. Balson was the CEO of Match Beyond, an innovative college completion program that helps low-income young adults attain college degrees and prepare for the workforce, a position he held from January 2015 to June 2016. Prior to becoming the CEO of Match Beyond, Mr. Balson was a Managing Director at Bain Capital, LLC, a global investment company, from 2001 to 2013. Mr. Balson became a Principal of Bain Capital in June 1998.

Mr. Balson has served on our Board of Directors since March 1999 and serves as the Chairperson of the Compensation Committee of the Board of Directors. Mr. Balson previously served on the Boards of Directors of Bloomin’ Brands, Inc., FleetCor Technologies, Inc., Dunkin’ Brands, Inc., Skylark Co., Ltd., Bellsystem24, Inc., Burger King Corporation and Bright Horizons Family Solutions, Inc., as well as numerous private companies.

Qualifications:

Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC. His public and private company directorship experience and his familiarity with the Company and other restaurant companies, as well as his extended tenure on our Board, make him qualified for service as a Director of the Company.

Diana F. Cantor Independent Director Director since: 2005 Age: 59 Committees: Audit (Chairperson) Nominating and Corporate Governance

Diana F. Cantor is currently a Partner with Alternative Investment Management, LLC, a position she has held since January 2010. She is the Vice Chairman of the Virginia Retirement System, where she also serves on the Audit and Compliance Committee. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 through the end of 2009. Ms. Cantor served as founding Executive Director of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served seven years as Vice President of Richmond Resources, Ltd. from 1990 through 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990.

Ms. Cantor has served on our Board of Directors since October 2005, serves as the Chairperson of the Audit Committee of the Board of Directors and also serves on the Nominating and Corporate Governance Committee of the Board of Directors. Ms. Cantor also serves on the Board of Directors of Universal Corporation, and she previously served on the Boards of Directors of Media General Inc., Revlon, Inc., Vistage International, Inc., Knowledge Universe Education LLC, Edelman Financial Services, LLC and Service King Body and Paint LLC.

Qualifications:

Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience, making her qualified for service as a Director of the Company.

J. Patrick Doyle President and CEO Director since: 2010 Age: 53 Committees: None

J. Patrick Doyle has served as President and Chief Executive Officer of Domino’s Pizza, Inc. since March 2010 and as a Director since February 2010. Mr. Doyle served as President, Domino’s USA from September 2007 to March 2010, Executive Vice President, Team USA from 2004 to 2007, Executive Vice President of International from May 1999 to October 2004 and as interim Executive Vice President of Build the Brand from December 2000 to July 2001. Mr. Doyle served as Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999.

Prior to joining Domino’s, Mr. Doyle was Vice President and General Manager of Gerber Products Company’s U.S. baby food business. During his six years with Gerber, Mr. Doyle also served as Vice President and General Manager of Gerber’s Canadian operations. Prior to joining Gerber, he was European General Manager of Intervascular SA in LaCiotat, France, and spent five years at First Chicago Corporation as Corporate Finance Officer.

Mr. Doyle also serves on the Board of Directors of Best Buy Co., Inc. and previously served on the Board of Directors of G&K Services, Inc.

Qualifications:

Mr. Doyle’s 20 years of executive roles within the Company provides him with a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Doyle’s extensive experience and knowledge of the brand, along with his public company directorship experience, make him qualified for service as a Director of the Company.

8 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Richard L. Federico Independent Director Director since: 2011 Age: 62 Committees: Compensation

Richard L. Federico currently serves as Non-Executive Chairman of P.F. Chang’s China Bistro Inc., a position he has held since February 2016. He previously served as the Chairman and Chief Executive Officer or Co-Chief Executive Officer of P.F. Chang’s from September 1997 to March 2015 and as Executive Chairman from March 2015 to February 2016. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Mr. Federico started his career in the restaurant industry as a Manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as Co-founder/Partner and Vice President of Operations until Brinker International acquired Grady’s in 1989. Upon joining Brinker International, Mr. Federico served as Senior Vice President and concept head for Macaroni Grill before being promoted to President of the Italian Concept division. As President, he directed operations and development for Macaroni Grill and Spageddies.

Mr. Federico has served on Domino’s Board of Directors since February 2011 and is a member of the Compensation Committee of the Board of Directors. He also serves as Chairman of the Board of Directors of Jamba, Inc. and also serves on a private company board. Mr. Federico is a Founding Director of Chances for Children.

Qualifications:

Mr. Federico brings to the Board experience in leading a successful publicly-held restaurant concept and overall business acumen, making him qualified for service as a Director of the Company.

James A. Goldman Independent Director Director since: 2010 Age: 58 Committees: Nominating and Corporate Governance (Chairperson) Audit

James A. Goldman served as President and Chief Executive Officer of Godiva Chocolatier Inc. from 2004 to 2014, and also served on its Board of Directors. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004. He worked in various executive positions at Nabisco Inc. from 1992 to 2000. Prior to his work at Nabisco Inc., Mr. Goldman was a senior consulting associate at McKinsey & Company, Inc.

Mr. Goldman has served on our Board of Directors since March 2010, serves as Chairperson of the Nominating and Corporate Governance Committee, and also serves on the Audit Committee of the Board of Directors. Mr. Goldman is currently a Senior Advisor at Eurazeo, a private equity firm listed on the Paris Stock Exchange. Mr. Goldman is also currently on the Board of Trustees of Save the Children in Fairfield, Connecticut, the Board of Governors of the International Tennis Hall of Fame in Newport, Rhode Island and the Advisory Boards of FEED Projects in New York, New York and Sugarfina, Inc. in Los Angeles, California. Mr. Goldman served on the Board of Directors of The Children’s Place, Inc. from 2006 to 2008, and served on its Compensation Committee. He also previously served on the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, Massachusetts.

Qualifications:

Mr. Goldman brings to the Board experience in leading successful retail companies, including more than 30 years in the global food industry, overall business acumen and public company directorship experience, making him qualified for service as a Director of the Company.

Gregory A. Trojan Independent Director Director since 2010 Age: 57 Committees: Audit Nominating and Corporate Governance

Gregory A. Trojan has served as President and a member of the Board of Directors of BJ’s Restaurants, Inc., a casual dining restaurant company located in Huntington Beach, California, since December 2012 and also as its Chief Executive Officer since February 2013. Prior to joining BJ’s, he was the CEO of Guitar Center, Inc. from 2010 through 2012, where he served as President and Chief Operating Officer from 2007 to 2010. From 1998 to 2006, Mr. Trojan was CEO of House of Blues Entertainment, Inc., having served as the company’s President from 1996 to 1998. Mr. Trojan worked in various executive positions at PepsiCo Inc. from 1990 to 1996, most recently as CEO of California Pizza Kitchen, Inc. Prior to that, he was a consultant at Bain & Company, Inc., The Wharton Small Business Development Center and Arthur Andersen & Co.

Mr. Trojan has served on our Board of Directors since March 2010 and also serves on the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors. In addition to Domino’s and BJ’s Restaurants, he previously served on the Board of Directors of Oakley, Inc.

Qualifications:

Mr. Trojan brings to the Board experience in leading several successful restaurant and retail concepts, overall business experience and financial expertise, making him qualified for service as a Director of the Company.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 9

Corporate Governance Principles and Director Information

Domino’s Pizza has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s Pizza and ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on Domino’s corporate and investor website biz.dominos.com under the Investors—Profile—Corporate Governance section and are available free of charge upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter and the Audit Committee Charter are also posted on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com). All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Corporate Governance Principles and the Charter of the Nominating and Corporate Governance Committee set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Corporate Governance Principles, the Board meets at least quarterly in an independent director session, an executive session and in a non-management executive session. The current discussion leader for executive session is generally Mr. Brandon and the current discussion leader for the independent Director session is generally Mr. Balson. The independent Directors meet separately at each quarterly Board meeting.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s Pizza’s company-wide risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Board of Directors receives regular reports from management, as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to address those risks.

The Company is required to have a majority of its Board be independent Directors. The Company’s Corporate Governance Principles contain the Company’s standards for director independence. A Director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries, and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. The Board has affirmatively determined that the following Directors who served in the 2016 fiscal year were independent under that definition:

C. Andrew Ballard

Andrew B. Balson

Diana F. Cantor

Richard L. Federico

James A. Goldman

Vernon “Bud” O. Hamilton (retired)

Gregory A. Trojan

The Corporate Governance Principles further provide that the Directors are invited and expected to attend the Company’s annual meetings of shareholders. All Directors serving at the time of the 2016 annual meeting of shareholders attended the meeting.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all Directors, officers and employees. The Code of Professional Conduct and the Code of Business Conduct and Ethics are posted on the Company’s corporate

10 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Corporate Governance Principles and Director Information (continued)

and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website.

A total of five meetings of the Board of Directors of the Company were held during 2016, and the Board acted via unanimous written consent on one other occasion. Each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that Director served during the period each served as a Director.

In accordance with NYSE requirements, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of “independent” Directors, as defined by Section 303A of the NYSE listed company rules and other applicable independence standards. Each committee of the Board has designated responsibilities and regularly reports on their activities to the entire Board.

The Company’s current leadership structure, as established in March 2010, separates the Chairman and Chief Executive Officer roles into two positions. David A. Brandon is the Chairman of the Board and J. Patrick Doyle is the Chief Executive Officer. The Company has determined what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, and other relevant criteria. After considering these factors, the Company determined that separating the positions of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Company and the Board feel that this division provides an appropriate balance of operational focus, flexibility and oversight.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Goldman (Chairperson) and Trojan and Ms. Cantor. The independence of each member of the Nominating and Corporate Governance Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent.

The Nominating and Corporate Governance Committee met two times during 2016. A Nominating and Corporate Governance Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com).

The Nominating and Corporate Governance Committee’s functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending Directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board and management and reviewing Board succession plans.

Evaluation of Director Candidates. The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a Director. The Nominating and Corporate Governance Committee may use a paid outside search firm or tools to identify possible Directors. In

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 11

Corporate Governance Principles and Director Information (continued)

addition to the experience, qualifications and skills for Directors listed under Proposal One, Director candidates will be evaluated according to the qualifications as set forth in the Board’s Corporate Governance Principles, including the following desirable characteristics:

•	High personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

Board Diversity. While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Committee looks to incorporate diversity into the Board through a number of demographics, skills, experiences (including operational experience) and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity on a number of these factors.

Shareholder Submission of Director Nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2018 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than February 24, 2018, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. The independence of each member of the Compensation Committee is determined annually by the Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Compensation Committee is independent.

The Compensation Committee met three times during 2016, and acted via unanimous written consent on three other occasions, to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter authorizes the Compensation Committee to delegate any of its responsibilities to one or more subcommittees. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed in July 2016 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com).

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect

12 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Corporate Governance Principles and Director Information (continued)

to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to Director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, and implementing and administering one or more incentive bonus plans, subject to shareholder approval, that will qualify as compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Audit Committee

The members of the Audit Committee are Ms. Cantor (Chairperson) and Messrs. Goldman and Trojan. The independence of each member of the Audit Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended. The Board of Directors has determined that each member of the Audit Committee is independent. Additionally, the Board has determined that each member of the Audit Committee is financially literate as required by Section 303A.07(a) of the NYSE listed company rules, and two of its members, Ms. Cantor and Mr. Trojan, are audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee met five times during 2016. The Audit Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com). The Audit Committee’s functions include: (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountants, the Company’s system of internal controls, the internal audit function and the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the independent registered public accountants, and (iii) approving audit and non-audit services to be performed by the independent registered public accountants.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public registered accountants are pre-approved. This policy can be found on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2016	2015
Audit fees(1)	$1,632	$1,472
Audit-related fees(2)	104	85
All other fees(3)	2	2

Total	$1,738	$1,559

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance, services related to the Company’s enterprise system upgrade in 2016 and services related to the Company’s recapitalization transaction in 2015.
(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting matters.
(3)	Annual license fee for technical accounting research software.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 13

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accountants. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee is independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board has determined that two of its independent members during 2016, Ms. Cantor and Mr. Trojan, were audit committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during 2016.

In performing its responsibilities, the Audit Committee, in addition to other activities; (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AS 1301 (Communications With Audit Committees), as modified or supplemented, and (iii) received the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2016 for filing with the Securities and Exchange Commission (“SEC”).

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

James A. Goldman

Gregory A. Trojan

14 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Proposal Two: Ratification of Independent Registered Public Accountants

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountants for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are not counted as votes cast and will have no effect on the outcome of the vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of independent registered public accountants.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to engage PricewaterhouseCoopers LLP for the 2017 audit if the Company determines such action to be necessary or desirable.

Our Board of Directors Unanimously Recommends a Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLC as the Independent Registered Public Accountants of the Company

for the 2017 Fiscal Year

✓

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 15

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2016:

	Common Stock, par value $0.01 per share
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Capital World Investors(1)	5,401,678	11.23%
333 South Hope Street
Los Angeles, CA 90071

BlackRock, Inc.(2)	5,384,078	11.20%
55 East 52nd Street
New York, New York 10055

FMR LLC(3)	4,668,533	9.71%
Abigail P. Johnson
245 Summer Street
Boston, Massachusetts 02110

The Vanguard Group(4)	3,716,650	7.73%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Tiger Global Management, LLC(5)	3,000,000	6.24%
Charles P. Coleman III
Scott Schleifer
9 West 57th Street, 35th Floor
New York, NY 10019

SMALLCAP World Fund, Inc.(6)	2,728,769	5.68%
6455 Irvine Center Drive
Irvine, CA 92618-4518

(1)	Based on a Schedule 13G filed by the shareholder on February 13, 2017, Capital World Investors, a division of Capital Research and Management Company (“CRMC”), beneficially owns and has sole dispositive power and sole voting power of 5,401,678 shares of common stock of the Company as a result of CRMC acting as investment advisor to various investment companies registered under section 8 of the Investment Company Act of 1940.
(2)	Based on a Schedule 13G filed by the shareholder on January 12, 2017, BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 5,384,078 shares and has sole voting power with respect to 4,796,403 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than 5% of the total outstanding common stock.
(3)	Based on a Schedule 13G filed by the shareholder on January 10, 2017, FMR LLC has sole voting power of 332,071 shares of common stock and sole dispositive power of 4,668,533 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than 5% of the total outstanding common stock. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares of common stock owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees.
(4)	Based on a Schedule 13G filed by the shareholder on February 9, 2017, The Vanguard Group is the beneficial owner of 3,716,650 shares of common stock of the Company, has sole voting power of 39,764 shares, shared voting power of 8,672, sole dispositive power of 3,668,914 shares and shared dispositive power of 47,736 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 26,064 shares of common stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 35,372 shares of common stock of the Company as a result of its serving as investment manager of Australian investment offerings.
(5)	Based on a Schedule 13G filed by the shareholders on February 17, 2017, Tiger Global Management, LLC, Charles P. Coleman III and Scott Shleifer beneficially own and have shared dispositive power and shared voting power of 3,000,000 shares of common stock of the Company. All securities reported are owned by advisory clients of Tiger Global Management, LLC and/or its related persons’ proprietary accounts. None of such persons individually own more than 5% of the outstanding shares of the Company.
(6)	Based on a Schedule 13G filed by SMALLCAP World Fund, Inc. (“SMALLCAP”) on February 14, 2017, SMALLCAP, an investment company registered under the Investment Company Act of 1940 which is advised by CRMC, is the beneficial owner of 2,728,769 shares of common stock of the Company. Under certain circumstances, SMALLCAP may vote the shares of the fund. These shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors, and/or Capital World Investors.

16 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Stock Ownership Information (continued)

The foregoing information is based upon Schedule 13G reports or amendments filed with the SEC by the above beneficial owners in 2017, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2016.

Security Ownership of Management

The following table sets forth, as of January 1, 2017, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each Director, by each nominee for election as a Director of the Company, by the named executive officers listed in the Summary Compensation Table starting on page 34 of this Proxy Statement, and by all Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
J. Patrick Doyle(1)	1,007,413	2.10%
Russell J. Weiner(2)	137,149	*
Richard E. Allison, Jr.(3)	137,592	*
Jeffrey D. Lawrence(4)	43,040	*
Judith L. Werthauser(5)	9,317	*
David A. Brandon	8,848	*
C. Andrew Ballard	1,861	*
Andrew B. Balson(6)	91,823	*
Diana F. Cantor(7)	17,950	*
Richard L. Federico	8,800	*
James A. Goldman	14,164	*
Gregory A. Trojan	5,950	*
All Directors and executive officers as a group (18 persons)(8)	1,716,158	3.57%

*	Less than 1%.
(1)	Includes 953,524 shares of common stock issuable upon exercise of options that were exercisable on January 1, 2017 or within 60 days thereafter.
(2)	Includes 110,467 shares of common stock issuable upon exercise of options that were exercisable on January 1, 2017 or within 60 days thereafter.
(3)	Includes 115,720 shares of common stock issuable upon exercise of options that were exercisable on January 1, 2017 or within 60 days thereafter. Also includes 400 shares of common stock owned by Mr. Allison’s children.
(4)	Includes 26,199 shares of common stock issuable upon exercise of options that were exercisable on January 1, 2017 or within 60 days thereafter.
(5)	Includes 3,997 shares of common stock issuable upon exercise of options that were exercisable on January 1, 2017 or within 60 days thereafter.
(6)	Includes 35,000 shares of common stock issuable upon exercise of options that were exercisable on January 1, 2017 or within 60 days thereafter. Also includes 27,310 shares of common stock held in the Andrew B. Balson 2004 Irrevocable Family Trust, and 8,870 shares of common stock held in the Andrew B. Balson 2011 Irrevocable Family Trust.
(7)	Includes 6,000 shares of common stock issuable upon exercise of options that were exercisable on January 1, 2017 or within 60 days thereafter.
(8)	Includes an aggregate of 1,403,605 shares of common stock issuable upon exercise of outstanding options that were exercisable on January 1, 2017 or within 60 days thereafter.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or executive officer, or information contained in filings made with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s Directors, certain executive officers and persons who own more than 10% of Domino’s Pizza, Inc. common stock to file initial reports of ownership and reports of changes in ownership of Domino’s Pizza, Inc. common stock with the SEC and the NYSE. The Company assists its Directors and certain executive officers in completing and filing those reports. Domino’s is required to disclose in its proxy statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its Directors, executive officers and shareholders who own more than 10% of Domino’s Pizza, Inc. common stock were complied with during the last completed fiscal year.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 17

Stock Ownership Information (continued)

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Messrs. Balson (Chairperson), Ballard and Federico served on the Compensation Committee. During fiscal 2016, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had any relationships requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2016.

18 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Executive Compensation

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2016 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Compensation Committee

Andrew B. Balson, Chairperson

C. Andrew Ballard

Richard L. Federico

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 19

Compensation Discussion and Analysis

Executive Summary

Domino’s Pizza’s objective is to be a worldwide leader in the pizza industry and one of the top restaurant brands in the world. To accomplish this, the Compensation Committee of the Board of Directors believes that Domino’s must recruit and retain qualified and high-performing executives to help attain the Company’s business goals and objectives, and we have established short and long-term compensation programs that we believe support this mission.

The Compensation Discussion and Analysis describes the Company’s executive compensation program, philosophy and objectives as they relate to our 2016 named executive officers listed below:

•	J. Patrick Doyle: President and Chief Executive Officer (“CEO”)

•	Russell J. Weiner: President-Domino’s USA

•	Richard E. Allison, Jr.: President-Domino’s International

•	Jeffrey D. Lawrence: Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)

•	Judith L. Werthauser: Executive Vice President and Chief People Officer (“Chief People Officer”)

Fiscal 2016 Business Performance. The Company completed another profitable year in fiscal 2016. The following table illustrates the Company’s growth in fiscal 2016 in terms of revenues, segment income (as defined and disclosed in Note 11 to the Company’s consolidated financial statements for the fiscal year ended January 1, 2017), income from operations and stock price relative to fiscal 2015 and fiscal 2014.

(Dollars in millions, except stock price)	2016	2015	2014	Change from 2014 to 2016 (%)
Revenues	$2,472.6	$2,216.5	$1,993.8	24.0%
Segment Income	$511.6	$456.7	$397.6	28.7%
Income from Operations	$454.0	$405.4	$345.4	31.4%
Stock Price (Fiscal Year End)	$159.24	$111.25	$95.45	127.7	%(1)

(1)	Percent increase is calculated from the Company’s closing stock price on the first day of the 2014 fiscal year ($69.92) in order to capture the three-year change.

The Company’s performance during fiscal 2016, and for the three-year period ending with fiscal 2016, demonstrated significantly improved financial results and a corresponding strong growth in the Company’s stock price.

2016 Key Performance and Compensation Highlights. Key events with respect to the Company’s 2016 compensation program are as follows:

•	Base salaries of the named executive officers who received an adjustment in fiscal 2016 increased, on average, 5.275%;

•	For performance periods commencing in 2016, the designs of the Domino’s Pizza Senior Executive Annual Incentive Plan (the “AIP”) and the Amended Domino’s Pizza 2004 Equity Incentive Plan (the “EIP”) were modified in December 2015, as follows:

-	With respect to the AIP, the Company eliminated the mid-year measurement period and payout, and increased the performance threshold from 85% of the full-year performance target to 90% of the full-year performance target; and

-	With respect to the EIP, the Company increased the vesting performance threshold for performance shares from 85% of the full-year performance target to 90% of the full-year performance target;

•	Outcomes under the incentive plans for performance periods ending during 2016 were above target, reflecting industry-leading financial results; and

•	The 2016 performance in relation to the AIP (based on adjusted net segment income) was achieved at 106.06% of target, resulting in a payout of awards at 160.6% of target.

20 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of our executive officers and administering the cash incentive and equity-based plans in which our executive officers, Directors and other employees participate. The goal of the Company’s compensation program is to attract, motivate and retain talented individuals to help us attain our business goals and objectives. We are committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation programs for named executive officers are designed to be compatible with and to enhance these commitments, as well as to encourage strong financial performance on both an annual and long-term basis.

The Compensation Committee uses total direct compensation as the primary measure of compensation for our named executive officers. The principal elements of total direct compensation for the CEO and our other named executive officers are: (i) annual base salary, (ii) annual target performance incentives under the AIP, and (iii) long-term incentive compensation consisting of stock options and performance shares granted under the EIP, as well as certain perquisites and other benefits.

Base Salary	+	Performance Incentive (cash award under AIP)	+	Long-term Incentive Compensation (performance shares and stock options under EIP)	=	TOTAL DIRECT COMPENSATION

The Compensation Committee places a significant focus on performance-based compensation, which is provided in the form of annual performance incentives under the AIP and stock options and performance shares under the EIP. For fiscal 2016, approximately 67% of the target total direct compensation for Messrs. Weiner, Allison and Lawrence is attributable to performance-based compensation, and approximately 60% of the target total direct compensation for Ms. Werthauser is attributable to performance-based compensation.

For our CEO, the Compensation Committee places even more emphasis on the performance-based components of total direct compensation, so that approximately 83% of Mr. Doyle’s target total direct compensation for fiscal 2016 is performance-based compensation. Our strong focus on performance-based compensation rewards strong Company financial performance and aligns the interests of our named executive officers with those of our shareholders.

Other aspects of the Company’s compensation program are intended to further align the interests of our named executive officers with those of our shareholders and to promote good corporate governance. These include:

•	Meaningful stock ownership guidelines for executives;

•	No obligations for the Company to provide tax gross-ups on change in control-related payments;

•	A cap on maximum annual performance incentives;

•	No special or supplemental pension or death benefits for our named executive officers;

•	A clawback policy on performance-based compensation for certain executive officers; and

•	Anti-pledging and anti-hedging provisions contained in our Insider Trading Policy.

Compensation Philosophy and Process

Compensation Committee Philosophy. The Compensation Committee determines the total direct compensation levels, the components thereof and relative weightings for our named executive officers. The Compensation Committee generally targets the 50th percentile of the applicable benchmark (i.e., peer group or broader quick service restaurant industry, as described below) when setting target total direct compensation levels for our CEO and other named executive officers. Employee performance and executive-specific considerations, actual performance related to the incentive plan measures used and stock price performance can result in our named executive officers’ actual total direct compensation being above or below the 50th percentile in any given year. Our use of peer groups and other data in making compensation decisions is described below.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 21

Compensation Discussion and Analysis (continued)

Compensation Setting Process. In order to evaluate and maintain the effectiveness of the Company’s current executive compensation program, the Compensation Committee annually reviews the reasonableness of executive compensation levels using independent professional compensation consultants, currently Willis Towers Watson (“WTW”), as well as public information about comparable companies within the Company’s industry, and evaluates such levels in light of individual performance as well as the Company’s growth and profitability. In making such determinations, the Compensation Committee reviews the nature and scope of each named executive officer’s responsibilities, as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee attempts to set salary, annual performance incentives, long-term incentive compensation and other compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.

In 2016, the Compensation Committee conducted a review of the total direct compensation of our named executive officers using data provided by WTW. The Compensation Committee generally targets the total direct compensation mix of our President-Domino’s USA, President-Domino’s International and Chief Financial Officer to be allocated equally among annual base salary (33%), annual performance incentive (33%) and long-term incentive compensation (34%), based on the grant date value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation. For our Chief People Officer, this target mix is annual base salary (40%), annual performance incentive (20%) and long-term incentive compensation (40%), based on the grant date value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation.

22 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

As noted previously, for our CEO, the Compensation Committee places more emphasis on the performance-based components of total direct compensation so that his target mix for fiscal 2016 is generally allocated as annual base salary (17%), annual performance incentive (33%) and long-term incentive compensation (50%)%), based on the grant date value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation. The Compensation Committee believes that, for our CEO, the proportion of his performance-based compensation as a component of total direct compensation should be greater than that of his annual base salary because performance-based compensation better serves to align our CEO’s interest with the interests of the Company’s shareholders.

For any given year, the annual base salary, annual performance incentives and long-term incentive compensation actually earned by or paid to our named executive officers may differ from the percentage allocations described above due to actual performance related to the applicable incentive plan measures and stock price performance. For fiscal 2016, the amount of annual performance incentive indicated in the Summary Compensation Table as earned by our named executive officers is greater than the respective stated target percentage due to overachievement by the Company in relation to the AIP.

Consideration of Say-On-Pay Vote and Shareholder Feedback. In evaluating the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote on the “say-on-pay” proposal presented at the Company’s 2016 annual meeting of shareholders. At the 2016 annual meeting, 93.9% of votes cast were in support of the compensation provided to our named executive officers. In light of our shareholders’ continued support and the success of the executive compensation program, the Compensation Committee made minimal changes to the program during 2016 in response to the “say-on-pay” vote. The Compensation Committee concluded that the Company continues to provide a competitive pay-for-performance package that effectively incentivizes and retains executives.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 23

Compensation Discussion and Analysis (continued)

In addition to considering the results of the 2016 “say-on-pay” vote as described above, the Company also engaged in discussions with certain key shareholders to solicit feedback regarding our executive compensation program. As a result of those discussions, the Compensation Committee identified select elements of the program as areas of interest to shareholders and has addressed the issues raised with respect to those areas of interest as follows:

Shareholder Area of Interest	How we addressed in 2016
Voting policy for Directors	Implemented a majority voting policy for Directors effective with the 2016 director election
Mid-year bonus payout	Eliminated mid-year AIP bonus payouts for executives, effective for 2016
Payout threshold for AIP	Increased the payout threshold for the AIP from 85% to 90% of target, effective for 2016
EIP vesting	Increased the vesting threshold for performance shares issued under the EIP from 85% to 90% of target, effective for 2016

Role of the Compensation Consultant. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee and also to discontinue such services. In accordance with this authority, the Compensation Committee has engaged WTW as an independent compensation consultant to advise the Compensation Committee on matters related to executive compensation. The Company has assessed the independence of WTW pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest exists that would prevent WTW from independently representing the Compensation Committee. In 2016, WTW did not attend any Compensation Committee meetings. However, WTW prepared an executive compensation governance update that was provided to the Compensation Committee at the July 2016 meeting, and an analysis on executive competitive pay practices that was provided to the Compensation Committee at the December 2016 meeting. In addition, the Compensation Committee used WTW data in evaluating and determining our named executive officers’ total direct compensation, and the components thereof, as described below. The Compensation Committee has used, and intends to continue to use, WTW in 2017.

Benchmarking and Peer Group. The Compensation Committee evaluates executive compensation by measuring the total direct compensation of our named executive officers against benchmarks of the Company’s peer group and of other comparable companies. It conducts an annual review of executive compensation by analyzing several peer group and market surveys, including executive officer compensation studies prepared by WTW in each of 2015 and 2016 (the “WTW Studies”) which reflect relevant general industry and quick service restaurant industry compensation levels. The Compensation Committee generally uses a composite of these peer group and market surveys to determine compensation levels for our named executive officers and to determine the named executive officers’ total direct compensation and components thereof. For 2016, the Compensation Committee targeted the annual base salary for the CEO to be at the market median and total direct compensation for the CEO to be approximately 100% of the market median due to industry differences and the financial performance and other characteristics of the relevant companies as compared with the Company, as described in further detail under “Compensation of the Chief Executive Officer” below. The Compensation Committee targeted the annual base salary and total direct compensation for the other named executive officers, on average, to be within a competitive range around the market median for 2016. For 2016, the base salaries of the named executive officers other than Mr. Doyle ranged from 77% to 117% of the median base salary from the industry compensation survey data.

24 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

In July 2015, the Company selected the following companies to include in its peer group for use in its executive compensation review applicable to the 2016 fiscal year. There were no changes made to the peer group selected in July 2016 for the Company’s executive compensation review relative to the 2017 fiscal year.

2016 Peer Group

Bloomin’ Brands, Inc.	Jack in the Box Inc.
Brinker International, Inc.	Marriott International, Inc.
Buffalo Wild Wings, Inc.	Panera Bread Co.
Chipotle Mexican Grill, Inc.	Papa John’s International Inc.
Cracker Barrel Old Country Store, Inc.	Restaurant Brands International, Inc.
Darden Restaurants, Inc.	The Cheesecake Factory Incorporated
Dunkin’ Brands Group, Inc.	The Wendy’s Company
Hyatt Hotels Corporation

The following criteria were considered in determining the members of the Company’s 2016 peer group: publicly-traded, retail or hospitality industry companies, revenues generally between 0.25 times and 3.0 times that of the Company, and a similar business model, complexity of business and recruiting pool for executives.

Role of Executive Officers in Establishing Compensation. The Company’s executive officers have a limited role in the executive compensation process. The CEO, the Chief People Officer and the Chairperson of the Compensation Committee annually review the performance of each named executive officer (other than the CEO) and the Company’s other executive officers and make recommendations to the Compensation Committee. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of the CEO and make recommendations to the Compensation Committee. The scope of these reviews is to evaluate performance for a given year and make compensation recommendations for that year and the subsequent year. The conclusions reached and recommendations based on these reviews, including with respect to base salary adjustments and annual incentive awards under the AIP and EIP, are presented to the Compensation Committee for approval. The Compensation Committee may exercise its discretion to modify any recommended base salary adjustments or annual performance incentive or long-term incentive compensation awards to executives. The Compensation Committee ultimately makes all compensation decisions for our named executive officers, which are then ratified by our Board of Directors.

Use of Tally Sheets. The Compensation Committee, with the assistance of management of the Company, created tally sheets to facilitate the Compensation Committee’s review of the total direct compensation of our named executive officers. In preparation for making decisions on increases in base salary, target annual performance incentive awards and target long-term incentive compensation (equity) award grants, the Compensation Committee reviewed the tally sheets for our named executive officers. The tally sheets contained annual cash compensation (base salary and annual performance incentives), other compensation, stock option exercises, equity award vesting events and annual equity award grants under the EIP, and also includes Accounting Standards Codification 718 (“ASC 718”) fair market values for the grants, potential severance payments, and equity award holdings with the total in-the-money value at the end of the fiscal year.

Equity Award Processes. Equity awards are generally granted at the regularly scheduled meetings of the Compensation Committee in February and July of each year. The specific date of these meetings is set by the Board of Directors, along with other Board and committee meetings, generally one to three years in advance. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times throughout the year. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of the grant.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 25

Compensation Discussion and Analysis (continued)

Components of Total Direct Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the base salaries, and any adjustments thereto, of our named executive officers. In making these determinations, the Compensation Committee considers various factors such as:

•	Industry compensation survey data found in the WTW Studies;

•	Peer group compensation information found in the WTW Studies;

•	The executive’s employment agreement with the Company;

•	The executive’s individual performance, responsibilities, leadership and years of experience; and

•	The performance of the Company.

For 2016, the base salaries for our named executive officers, excluding Mr. Doyle, ranged from 77% to 117% of the median base salary from the industry compensation survey data, generally consistent with the Compensation Committee’s target to pay at the 50th percentile of the benchmark.

The 2016 base salaries for our named executive officers, including any year-over-year change, were as follows:

Executive	2015 Base Salary		2016 Base Salary	Overall % Change (Year-Over-Year)
J. Patrick Doyle	$975,000		$1,025,000	5.1%
Russell J. Weiner	$550,000		$580,000	5.5%
Richard E. Allison, Jr.	$550,000		$580,000	5.5%
Jeffrey D. Lawrence	$400,000		$420,000	5.0%
Judith L. Werthauser	N/A	(1)	$450,000	N/A

(1)	Ms. Werthauser’s employment with the Company began January 4, 2016.

Annual Performance Incentives. The following section describes the annual performance incentive for fiscal 2016 for each of our named executive officers under the AIP. For 2016, the annual performance targets for the CEO and named executive officers were as follows:

Executive	2016 Annual Performance Incentive Target (% of annual base salary)
J. Patrick Doyle	200%
Russell J. Weiner	100%
Richard E. Allison, Jr.	100%
Jeffrey D. Lawrence	100%
Judith L. Werthauser	50%

The Compensation Committee establishes the performance measures and targets and approves annual performance incentive payouts for the named executive officers based on whether the pre-established performance targets associated with such incentives have been met. The Compensation Committee made annual performance incentive awards under the AIP to each of the named executive officers for fiscal 2016.

The Compensation Committee, Board of Directors and shareholders last approved the AIP in 2015. The AIP allows the Compensation Committee flexibility in establishing the participants, performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds. For fiscal 2016, 90% of the applicable performance target was required to be achieved in order for AIP participants to be eligible to receive an annual performance incentive payout and the maximum annual payout under the AIP was the lesser of (i) 250% of an individual’s annual performance incentive target, and (ii) $5,000,000 per participant, the maximum annual payment threshold. In February 2016, the Compensation Committee established the annual performance measure, list of participants and target incentive amounts under the AIP for senior executives of the Company for the 2016 fiscal year. For 2016, all of the named executive officers were participants under the AIP.

26 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

For annual performance incentives granted with respect to fiscal 2016, the measurement of such performance, as applied to all of the named executive officers, was segment income as defined by the Company under Accounting Standards Codification 280 (“ASC 280”), with certain adjustments (referred to as “adjusted net segment income”), measured over the full 2016 fiscal year. The Compensation Committee believes that the use of adjusted net segment income is appropriate because it is a reliable barometer for the overall success of the Company and it is a primary measure used by management to internally evaluate operating performance and determine future performance targets and for long-range planning for the Company.

In December 2015, effective for the 2016 fiscal year, the Compensation Committee made the following changes to the AIP:

(i)	the mid-year measurement period and mid-year payments available under the AIP in prior years were eliminated in favor of a full-year measurement period and once-per-year payout;

(ii)	the performance threshold was increased from 85% of the full-year performance target to a more challenging 90%, meaning that participants would only be eligible to receive an annual performance incentive payout when performance exceeds 90% of the performance target;

(iii)	the payment formula was revised to pay participants 1% of their annual performance incentive target for every incremental 0.1% in excess of the performance threshold achieved by the Company.

For illustrative purposes, assume a named executive officer had an annual base salary of $100,000 per year and was eligible for an annual performance incentive target of 100% of his annual salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined the following:

•	If the annual performance result was $10,100,000, or 101.0% achievement of the annual performance target, the Company would pay the named executive officer 110% of his annual performance incentive target, or $110,000. In other words, for 1% outperformance versus target, an additional 10% of target would be awarded.

•	Conversely, assume the annual performance result was $9,500,000, or 95% achievement of the annual performance target. In this situation, the Company would pay the named executive officer 50% (1% for every 0.1% over the performance threshold) of his or her annual performance incentive target, or $50,000.

•	Finally, assume the annual performance result was $9,000,000 achievement of the annual performance target. Given the revised performance threshold, the Company would pay the named executive officer 0% of his or her annual performance incentive target in this situation.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 27

Compensation Discussion and Analysis (continued)

For the named executive officers, the annual performance target for fiscal 2016 was achievement of $482 million in adjusted net segment income. The annual performance target was set to be aggressive, yet realistic to sufficiently motivate executive performance. As shown below, the Compensation Committee has raised the annual performance target by 9.5% or more from the previous year’s target in each of the last seven fiscal years. This is an increase of 3.8% in 2016 from 2015’s actual results for the 53-week fiscal year, and annual performance targets increased by 5% over the previous year’s actual results in the each of the prior five years, thereby continuing to require superior performance in a highly-competitive market to achieve the annual performance target.

Fiscal Year	Performance Target Percentage Increase From Prior Year Performance Target	Performance Target Percentage Increase From Prior Year Actual Results	Performance Incentive Payout
2006	11.7%	8.2%	69.0%
2007	5.0%	8.8%	0.0%
2008	-5.9%	6.5%	0.0%
2009*	-20.0%	-7.3%	100.0%
2010	15.7%	1.1%	183.4%
2011	18.6%	5.5%	135.8%
2012	11.8%	6.1%	123.2%
2013	10.2%	6.5%	132.6%
2014	11.6%	6.4%	121.9%
2015*	14.3%	10.7%	136.9%
2016	9.5%	3.8%	160.6%

*	53-week fiscal year

The Company believes that its annual performance incentive structure for executives that is closely tied to the Company’s performance objectives is relatively difficult to achieve, as evidenced by the payout of less than 70.0% of the annual performance incentive for fiscal 2006 and no annual performance incentive payout for fiscal 2007 and fiscal 2008. The Company’s current seven-year trend of higher than 100% achievement for performance targets has corresponded with the significant growth of the Domino’s business over that time. This growth has been driven by many factors, including the reformulation and launch of our hand-tossed pizza in 2009, an increased focus on technology platforms and creative advertising that highlights our growing brand and product offerings. The Company’s domestic sales performance continues to be top of the QSR industry with a 7-year domestic same store sales average increase of over 7%. Beginning in 2010, the Company’s domestic year-over-year same store sales increases were 9.9% in 2010, 3.5% in 2011, 3.1% in 2012, 5.4% in 2013, 7.5% in 2014, 12.0% in 2015 and 10.5% in 2016. In addition, the Company’s common stock has increased 3,281% from January 1, 2009 through December 31, 2016. These business results have led a very competitive industry and have manifested in overachievement in relation to the annual performance incentive targets during this same time period. In addition, because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving his or her annual performance incentive targets was equal.

The specific performance targets established by the Compensation Committee are based on the financial planning of the Company and take into account a variety of factors including certain plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, marketing plans and expenses, domestic and international store count projections, product initiatives, technological initiatives, macroeconomic conditions and other meaningful information.

28 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The amount of the payouts for 2016 exceeded the target annual performance incentive payout because actual performance was 106.06% of target performance. Accordingly, pursuant to the terms of the plan described above, based on this level of performance, the Compensation Committee determined that 160.6% of the target incentive payout was earned by our named executive officers for fiscal 2016.

	2016 Target Annual Performance Incentive		Company Performance	2016 Actual Payout
Executive	% of Salary	Dollar Value	% Achievement	% of Target	Dollar Value
J. Patrick Doyle	200%	$2,050,000	106.06%	160.6%	$3,292,300
Russell J. Weiner	100%	$580,000	106.06%	160.6%	$931,480
Richard E. Allison, Jr.	100%	$580,000	106.06%	160.6%	$931,480
Jeffrey D. Lawrence	100%	$420,000	106.06%	160.6%	$674,520
Judith L. Werthauser	50%	$225,000	106.06%	160.6%	$361,350

Long-term Incentive Compensation. The Compensation Committee believes that an equity component of executive compensation serves to align our named executive officers’ interests with the interests of our shareholders and creating value for those shareholders. To that end, the Compensation Committee provides and maintains a long-term incentive compensation program administered through the EIP.

In 2016, our Board of Directors approved the following awards under the EIP to our named executive officers:

Executive	Stock Options Granted (#)	Stock Option Grant Value ($)		Performance Shares Granted (#)	Performance Share Grant Value ($)
J. Patrick Doyle	83,590	$2,101,620	(1)	10,460	$1,230,201	(4)
Russell J. Weiner	10,850	$350,238	(2)	2,560	$350,438	(5)
Richard E. Allison, Jr.	10,850	$350,238	(2)	2,560	$350,438	(5)
Jeffrey D. Lawrence	7,360	$237,581	(2)	1,740	$238,189	(5)
Judith L. Werthauser	22,970	$625,352	(3)	5,320	$626,743	(6)

(1)	Based on a Black-Scholes value on February 24, 2016 of $25.142 per share.
(2)	Based on a Black-Scholes value on July 20, 2016 of $32.28 per share.
(3)	Represents (i) 15,990 stock options with a Black-Scholes value on January 4, 2016 of $25.018 per share, plus (ii) 6,980 stock options with a Black-Scholes value on July 20, 2016 of $32.28 per share.
(4)	Based on our closing stock price on February 24, 2016 of $117.61 per share.
(5)	Based on our closing stock price on July 20, 2016 of $136.89 per share.
(6)	Represents (i) 3,670 shares based on our closing stock price on January 4, 2016 of $109.23 per share, plus (ii) 1,650 shares based on our closing stock price on July 20, 2016 of $136.89 per share.

Performance Shares. In 2016, the Compensation Committee continued its use of performance shares as a vehicle for long-term incentive compensation. The Compensation Committee believes that performance shares align with peer group practices and are an important component in its diversified equity compensation strategy. Recipients of performance shares do not receive a benefit from the award unless the Company achieves the applicable performance goal. The actual value of the shares that are earned, if any, will depend on our stock price at the time the performance shares vest and shares are delivered to our named executive officers. Participation in the Company’s long-term incentive compensation program accomplishes the objective of linking each named executive officer’s opportunity for financial gain to Company performance and increases in shareholder wealth, as reflected by the market price of the Company’s common stock.

Performance share awards are full value awards that consist of Domino’s Pizza, Inc. common stock with both time-based and performance-based vesting conditions. The awards vest over four years in four separate vesting tranches, and each vesting tranche has its own performance-based vesting condition that is established annually by the Compensation Committee. For performance shares granted in 2016 (as well as prior years), the measurement of performance established by the Compensation Committee was segment income as defined by the Company under ASC 280, with certain adjustments (the same “adjusted net segment income” used by the Company for annual performance incentives, as described above).

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 29

Compensation Discussion and Analysis (continued)

For performance share grants awarded prior to fiscal 2016, the performance shares for each named executive officer vest only in the event that the Company achieves at least 85% of the annual performance target (with no additional performance shares earned for performance above 85% of the annual performance target). Beginning with grants issued in fiscal 2016, the required achievement percentage for vesting of performance share grants is 90% or more of the annual performance target (with no additional performance shares earned for performance above 90% of the annual performance target). If the achievement is less than 85% of the performance target, or less than 90% for grants issued in fiscal 2016 or later, each respective vesting tranche is canceled and forfeited for no consideration. The performance shares do not contain a provision for partial vesting. All unvested performance shares are canceled upon termination of the named executive officer’s employment, except in certain circumstances such as death and qualified retirement. The performance target with respect to the 2016 fiscal year was achieved for all performance shares previously granted with a 2016 vesting tranche.

The specified service and age requirements for qualified retirement by an employee are ten years of continuous service and 55 years of age. Upon the achievement of the qualified retirement requirements, in the event the named executive officer’s employment is terminated, the performance shares will continue to be eligible to vest upon the achievement of the applicable performance targets. Outstanding, unvested performance shares are also eligible for dividends. Dividends accrue on such unvested performance shares and are delivered to the named executive officers if and when the performance shares vest. As of January 1, 2017, there were no currently employed named executive officers who had achieved the qualified retirement requirements.

Stock Options. In 2016, the Compensation Committee continued its use of stock options as an additional vehicle for long-term incentive compensation. Recipients of stock option grants do not receive a benefit from stock options unless and until the market price of the Company’s common stock increases above the exercise price and the recipient exercises such stock options.

Stock options awarded under the EIP have a maximum term of ten years and vest ratably over four years. Vested options are exercisable for a limited period of time after termination of employment. Upon death and qualified retirement, any unvested stock options become immediately vested and the period of exercisability is extended until the end of the original term of the options. All options awarded under the EIP are granted with an exercise price equal to the closing price of Domino’s Pizza, Inc. common stock on the grant date of the award.

Additional Information Regarding the EIP. Under the EIP, the Compensation Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, stock deliverable on a deferred basis, performance share awards, and cash payments intended to defray the cost of awards. The EIP also limits the maximum number of shares for which awards may be granted to any participant in any year to 1,000,000 shares per participant. The limit on shares available under the EIP, the individual limits, and other award terms are subject to adjustment to reflect stock splits or stock dividends, combinations, and certain other events. The EIP also includes provisions concerning the treatment of awards upon the termination of service of an individual employee, and in the case of a change in control of the Company, merger or similar corporate transaction by the Company. Grants of awards to our CEO and other named executive officers are presented to the Board of Directors by the Compensation Committee and are ratified by our Board of Directors.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan (the “ESPDP”), adopted in July 2004, to provide employees, including our named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Section 423 of the Internal Revenue Code. Shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before employees can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a discounted price.

Retirement and Pension Benefits. The Company does not maintain a defined benefit pension plan or retiree medical coverage for the named executive officers.

30 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Deferred Compensation. The Company maintains the Domino’s Pizza Deferred Compensation Plan (the “DCP”), a nonqualified elective deferred compensation plan, whereby our named executive officers, select senior management and Directors are permitted to defer their own compensation. Deferred amounts under the DCP are invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP. The DCP is described more fully below.

Perquisites. The Company makes a limited amount of perquisites available to our named executive officers. The Company covers expenses for each participating named executive officer for the completion of an annual comprehensive physical for the executive and his or her spouse. The Company also reimburses each named executive officer for their personal purchases of Domino’s Pizza food items. Mr. Doyle is also entitled to a certain number of hours of personal use of the Company’s aircraft, as described below. Detailed information regarding perquisites provided to the named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide our named executive officers and certain other full-time employees with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness), which will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans; (i) a tax-qualified 401(k) savings plan (the Domino’s Pizza 401(k) Savings Plan), and (ii) a non-qualified deferred compensation plan (the DCP referenced above). The 401(k) savings plan is open to all employees age 21 or older who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first three percent (3%) contributed by employees into their 401(k) funds and 50% on each of the fourth and fifth percent (4% and 5%) of employee 401(k) contributions.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that are offered to all full-time employees. Umbrella insurance premiums are paid by the Company for participating named executive officers, and the amounts paid are recorded as compensation (and included in the Summary Compensation Table) for such named executive officers.

Compensation for Chief Executive Officer

Mr. Doyle’s annual salary was increased by the Compensation Committee from $975,000 to $1,025,000 on March 1, 2016. Additionally, Mr. Doyle’s employment agreement effective March 1, 2015 provides that Mr. Doyle be eligible for an annual performance incentive that is targeted at 200% of his annual base salary upon the achievement of the annual performance target, the actual amount of which being based on the Company’s achievement of such performance targets under the AIP. The employment agreement also granted him an annual allotment of 45 hours of personal use of the Company’s corporate aircraft during the term of the agreement at no charge to him to address bona fide business-oriented security concerns. For any personal use over the allotted 45 hours per year, the Company has a time-sharing agreement with Mr. Doyle that requires him to reimburse the Company for such personal use of the Company’s corporate aircraft pursuant to a statutory formula.

In February 2016, Mr. Doyle was awarded, as approved by the Board of Directors, long-term incentive compensation in the form of an equity grant under the EIP consisting of: (i) a stock option award of 83,590 shares with a four-year graded vesting period, a ten-year term and an exercise price equal to the closing price of our common stock on the date of the grant, and (ii) a performance share award of 10,460 shares that vest equally over four years in separate tranches. The performance shares have the same terms and conditions as those described above in the long-term incentive compensation section. In February 2017, Mr. Doyle was granted long-term incentive compensation awards under the EIP, as approved by the Board of Directors, consisting of: (i) a stock option award of 45,200 shares, and (ii) a performance share award of 7,720 shares, both with the same terms as the equity grants received in 2016.

Awards under the Company’s EIP in the form of stock options and performance shares are designed to reward demonstrated leadership, motivate future superior performance, align the interests of the CEO with the shareholders and to retain the CEO. The Compensation Committee believes that Mr. Doyle’s compensation is appropriate in relation to his experience, skills, past performance and market data.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 31

Compensation Discussion and Analysis (continued)

In December 2015, WTW provided an executive officer compensation study (the “2015 Study”) to the Compensation Committee that reflected relevant restaurant and quick service restaurant industry compensation levels. Among other factors, the Compensation Committee considered the results of the 2015 Study when it set Mr. Doyle’s annual base salary at $1,025,000 per year as of March 1, 2016 (approximately 1% above the 2015 Study median). In December 2016, WTW provided an executive officer compensation study (the “2016 Study”) to the Compensation Committee using a consistent methodology as the 2015 Study. Again, among other factors, the Compensation Committee considered the results of the 2016 Study when it made decisions relative to Mr. Doyle’s compensation for fiscal 2017, whereby it elected to (i) keep Mr. Doyle’s annual base salary at $1,025,000 per year, (ii) keep his target performance incentive at 200% of his annual base salary, and (iii) increase his target long-term incentive compensation to 350% of his annual base salary. The 2015 Study and 2016 Study are described in more detail above in the section titled “Benchmarking and Peer Group.”

The Compensation Committee believes that Mr. Doyle’s annual base salary in 2016 is an appropriate annual base salary for the CEO as it is approximately 100% of the market median according to the 2015 Study. Mr. Doyle’s 2016 annual base salary is slightly above the market median, his annual performance incentive target is above the market median and his long term incentive compensation is below the market median—resulting in his total direct compensation being above the market median. Mr. Doyle has more than seven years of experience as CEO of the Company and has served in an executive capacity at the Company for more than 20 years. He has overseen tremendous sales, store growth and earnings growth during his tenure. The Compensation Committee and Board of Directors have increased his compensation commensurate with these results. Mr. Doyle’s opportunities to increase his future compensation will depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry.

The Compensation Committee has continued the Company’s practice of using performance-based awards, consisting of stock options and performance shares, for equity compensation to named executive officers. The philosophy behind this practice is that stock options and performance shares require increased Company financial performance in order for the CEO and other executive officers to earn long-term incentive compensation. The Compensation Committee believes Mr. Doyle’s compensation package effectively links shareholder and financial performance to Mr. Doyle’s total direct compensation through the use of long-term incentive compensation awards and cash compensation that is primarily based on Company performance. With respect to financial performance, the Company’s global retail sales, defined as total worldwide retail sales at Company-owned and franchise stores, has increased 73% during Mr. Doyle’s seven-year tenure as CEO, and the Company’s segment income has increased 93% during this time. As it relates to an increase in shareholder value, the price of the Company’s common stock has increased from $12.29 per share to $187.45 per share, or 1,425%, during Mr.  Doyle’s seven-year tenure as CEO.

Employment Agreements

Each of our named executive officers is party to a written agreement that governs their employment with the Company and includes both severance provisions as well as restrictive covenants that apply for two years following termination of employment. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post Employment Payments to Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with our named executive officers is important to protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers.

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. In July 2015, the Compensation Committee amended the guidelines to require stock ownership after five years of employment or service with the Company at the individual’s current executive level equal to five times base salary for the CEO, four times base salary for President-level executives, and three times base salary for the other named executive officers. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of our named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

32 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Clawback Policy

The Compensation Committee has adopted a clawback policy which provides that in the event of an accounting restatement due to material non-compliance with financial reporting requirement under the U.S. federal securities laws, the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former executive officers under Section 16 of the Exchange Act who received incentive-based compensation (including annual cash incentives, performance-based compensation and time-based equity and equity-based awards) during the three-year period preceding the announcement by the Company of its financial statement restatement. Such recovery shall be equal to the amount of excess compensation awarded or paid to such executive officer as a result of the misstatement. This policy applies to cash bonus opportunities and performance-based compensation awards made on or after December 29, 2014. This clawback policy is intended to be interpreted in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE as contemplated by the Dodd-Frank Act and any other applicable law and shall otherwise be interpreted by the Compensation Committee.

Tax and Accounting Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers. However, this limitation generally does not apply to performance-based compensation under a plan that is approved by the shareholders of a company that also meets certain other technical requirements. The Compensation Committee has utilized performance-based compensation programs that are intended to meet the requirements for performance-based compensation under Section 162(m). At the Company’s 2015 annual meeting of shareholders, the shareholders approved the AIP, under which compensation that is intended to qualify as exempt performance-based compensation under Section 162(m) may be paid. However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, it must have the flexibility to pay, and it has paid, compensation that is not deductible under Section 162(m). The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of an overall compensation philosophy, but not the only factor.

Risk Assessment Disclosure

In February 2017, the Compensation Committee, in consultation with WTW and senior human resource executives of the Company, reviewed the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed, the Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on financial results of the Company.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 33

Executive Compensation Tables

Summary Compensation Table for 2016

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers for each of the Company’s last three completed fiscal years. All information set forth in this table reflects compensation earned by these individuals for services with Domino’s Pizza.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
J. Patrick Doyle President, Chief Executive Officer	2016	1,015,192	—	1,888,923	2,101,620	3,292,300	—	338,268	8,636,303
	2015	965,385	—	2,894,463	2,047,526	2,669,550	—	400,489	8,977,413
	2014	915,481	—	2,159,554	1,665,164	2,255,150	—	457,672	7,453,021

Russell J. Weiner President, Domino’s U.S.A.	2016	580,000	—	481,839	350,238	931,480	—	51,532	2,395,089
	2015	550,000	—	746,294	325,010	752,950	—	66,893	2,441,147
	2014	492,218	—	592,453	335,000	670,450	—	52,136	2,142,257

Richard E. Allison, Jr. President, Domino’s International	2016	580,000	—	472,286	350,238	931,480	—	68,572	2,402,576
	2015	550,000	—	567,657	325,010	752,950	—	54,266	2,249,883
	2014	471,638	—	433,826	317,159	670,450	—	116,186	2,009,259

Jeffrey D. Lawrence Executive Vice President, Chief Financial Officer(4)	2016	420,000	—	311,274	237,581	674,520	—	36,001	1,679,376
	2015	278,844	—	323,862	307,077	333,283	—	23,584	1,266,650
	2014	—	—	—	—	—	—	—	—

Judith L. Werthauser Executive Vice President, Chief People Officer(4)	2016	432,692	—	368,166	625,352	361,350	—	140,014	1,927,574
	2015	—	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—	—

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 1, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2017. Amounts reflect the fair value related to awards of performance shares granted pursuant to our EIP, determined in accordance with ASC 718 based upon the probable outcome of the applicable performance conditions (which is assumed that the performance conditions were satisfied in full) and disregarding the effect of forfeitures. The stock awards for 2016 represent the first two tranches of the performance share awards granted in 2016, the third tranche of the performance share awards granted in 2015 and the fourth tranche of the performance share awards in 2014, or the number of shares in each award that have been valued for accounting purposes as of January 1, 2017, the end of the 2016 fiscal year. The fourth tranche of the performance share awards from 2015 and the third tranche of the performance share awards from 2016 will be valued when the performance condition is established in December 2017, and the fourth tranche of the performance share awards from 2016 will be valued when the performance condition is established in December 2018. The stock awards for 2015 represent the first two tranches of the performance share awards granted in 2015, the third tranche of the performance share awards granted in 2014, and the fourth tranche of the performance share awards in 2013, or the number of shares in each award that have been valued for accounting purposes as of January 3, 2016, the end of the 2015 fiscal year. The stock awards for 2014 represent the first two tranches of the performance share awards granted in 2014 and the third tranche of the performance share awards granted in 2013, or the number of shares in each award that were valued for accounting purposes as of December 28, 2014, the end of 2014 fiscal year.
(2)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts reflect the grant date fair value related to the award of stock option awards pursuant to our EIP, determined in accordance with ASC 718, disregarding the effect of forfeitures. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 1, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2017.
(3)	The 2016 amounts listed for all named executive officers are further elaborated upon in the All Other Compensation table below.
(4)	Mr. Lawrence was not a named executive officer prior to 2015 and Ms. Werthauser’s employment with the Company began on January 4, 2016.

34 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Executive Compensation Tables (continued)

The following table below shows amounts under All Other Compensation for 2016:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums / Medical Reimbursements ($)(2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($)(3)	Tax Reimbursements ($)(4)	Dividends ($)(5)	Total ($)
J. Patrick Doyle	2016	171,535	4,207	10,600	90,576	61,350	338,268

Russell J. Weiner	2016	5,492	7,769	10,600	10,587	17,084	51,532

Richard E. Allison, Jr.	2016	22,538	2,554	10,600	20,774	12,106	68,572

Jeffrey D. Lawrence	2016	4,489	6,614	10,600	9,173	5,125	36,001

Judith L. Werthauser	2016	112,883	3,023	692	23,416	—	140,014

(1)	Mr. Doyle’s amount represents $155,314 for personal airplane usage, $10,507 for spousal travel, $5,490 in team member awards and $224 in personal pizza purchases. Mr. Weiner’s amount represents $2,267 in team member awards and $3,225 in personal pizza purchases. Mr. Allison’s amount represents $1,758 in team member awards, $16,531 for spousal travel, and $4,249 in personal pizza purchases. Mr. Lawrence’s amount represents $2,143 in team member awards, $1,236 for spousal travel, and $1,110 in personal pizza purchases. Ms. Werthauser’s amount represents $108,007 in relocation expenses, $1,523 in team member awards, $1,463 for spousal travel and $1,890 in personal pizza purchases. The amount reported for personal airplane usage is based on the incremental cost method. This incremental cost method is based on the variable operating costs to the Company for operating the airplane, including, but not limited to fuel costs, parking, landing fees, travel fees, catering and other miscellaneous direct costs. The total annual variable costs are divided by the annual number of flight hours flown by the airplane to calculate an average variable cost per flight hour. This average variable flight cost per flight hour is then multiplied by the flight hours flown for personal use to calculate the incremental cost for the executive. For tax purposes, income is imputed to the executive for personal travel based on a multiple of the Standard Industry Fare Level (SIFL) rates.
(2)	Mr. Doyle’s amount represents company-paid benefit of $1,654 for umbrella liability insurance and company-paid benefit of $2,553 for group term life insurance. Mr. Weiner’s amount represents company-paid benefit of $1,654 for umbrella liability insurance, company-paid benefit of $900 for group term life insurance, and company-paid medical expenses in the amount of $5,215. Mr. Allison’s amount represents company-paid benefit of $1,654 for umbrella liability insurance and company-paid benefit of $900 for group term life insurance. Mr. Lawrence’s amount represents company-paid benefit of $1,654 for umbrella liability insurance, company-paid benefit of $420 for group term life insurance, and company-paid medical expenses in the amount of $4,540. Ms. Werthauser’s amount represents company-paid benefit of $1,654 for umbrella liability insurance and company-paid benefit of $1,369 for group term life insurance.
(3)	Represents the amount of Company match made to the Domino’s Pizza 401(k) Savings Plan.
(4)	Mr. Doyle’s amount represents a tax gross up on umbrella liability insurance payments in the amount of $1,420, a tax gross up on airplane usage and spousal travel in the amount of $75,227 and a tax gross up on certain other perquisites described above in the amount of $13,929. Mr. Weiner’s amount represents a tax gross up on umbrella liability insurance payments in the amount of $1,420, a tax gross up on company-paid medical expenses in the amount of $4,478 and a tax gross up on certain other perquisites described above in the amount of $4,689. Mr. Allison’s amount represents a tax gross up on umbrella liability insurance payments in the amount of $1,420 and a tax gross up on certain other perquisites described above in the amount of $19,354. Mr. Lawrence’s amount represents a tax gross up on umbrella liability insurance payments in the amount of $1,420, a tax gross up on company-paid medical expenses in the amount of $3,899, and a tax gross up on certain other perquisites described above in the amount of $3,854. Ms. Werthauser’s amount represents taxable reimbursements from her relocation in the amount of $20,400, a tax gross up on umbrella liability insurance payments in the amount of $764 and a tax gross up on certain other perquisites described above in the amount of $2,252.
(5)	Represents dividends paid by the Company on a quarterly basis on stock awards, including dividends accrued on unvested performance shares that were paid during 2016 at the vesting of such performance shares.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 35

Executive Compensation Tables (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual awards of stock options and performance shares granted during the fiscal year ended January 1, 2017 to each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise of Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)(4)		Maximum (#)
J. Patrick Doyle		0	2,050,000	5,000,000	—	—		—	—	—	—
	2/24/2016	—	—	—	—	—		—	83,590	117.61	2,101,620
	2/24/2016	—	—	—	—	2,615	(8)	—	—	—	307,550
	12/13/2016	—	—	—	—	9,932	(9)	—	—	—	1,581,373

Russell J. Weiner		0	580,000	1,450,000	—	—		—	—	—	—
	7/20/2016	—	—	—	—	—		—	10,850	136.89	350,238
	7/20/2016	—	—	—	—	640	(10)	—	—	—	87,610
	12/13/2016	—	—	—	—	2,476	(11)	—	—	—	394,229

Richard E. Allison, Jr.		0	580,000	1,450,000	—	—		—	—	—	—
	7/20/2016	—	—	—	—	—		—	10,850	136.89	350,238
	7/20/2016	—	—	—	—	640	(10)	—	—	—	87,610
	12/13/2016	—	—	—	—	2,416	(12)	—	—	—	384,676

Jeffrey D. Lawrence		0	420,000	1,050,000	—	—		—	—	—	—
	7/20/2016	—	—	—	—	—		—	7,360	136.89	237,581
	7/20/2016	—	—	—	—	435	(14)	—	—	—	59,547
	12/13/2016	—	—	—	—	1,581	(15)	—	—	—	251,727

Judith L. Werthauser		0	225,000	562,500	—	—		—	—	—	—
	1/4/2016	—	—	—	—	—		—	15,990	109.23	400,038
	7/20/2016	—	—	—	—	—		—	6,980	136.89	225,314
	1/4/2016	—	—	—	—	917	(16)	—	—	—	100,164
	7/20/2016	—	—	—	—	412	(17)	—	—	—	56,399
	12/13/2016	—	—	—	—	1,329	(18)	—	—	—	211,603

(1)	Represents the amount to which such executive would be entitled if the Company had achieved 90% of its annual performance target under the AIP.
(2)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance incentive target under the AIP.
(3)	Represents the annual maximum amount that such executive would be entitled to receive under the AIP, which is calculated as the lesser of (i) 250% of the executive’s annual performance incentive target, or (ii) $5,000,000.
(4)	Represents one or more tranches of a performance share award of Domino’s Pizza, Inc. common stock in accordance with the vesting schedule of each respective performance share grant. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement. The awards shown for these performance shares represent the tranches of the award, or the number of shares in each award, for which the performance condition was established during fiscal 2016. Any remaining number of shares from a respective performance share grant will be valued when the performance condition is established for such tranche of shares.
(5)	All option awards granted in 2016 vest one-fourth per year over four years beginning on the first anniversary of the grant date and have a ten-year term, provided the named executive officer remains a current employee, except for certain circumstances including death and qualified retirement.
(6)	Reflects the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of grant.
(7)	Represents the total FASB ASC Topic 718 fair value of the option awards. Also, represents the total fair value of the stock awards, determined based upon the probable outcome of the respective performance conditions.
(8)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 10,460.
(9)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 10,460, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 13,590, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 15,680.
(10)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 2,560.

36 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Executive Compensation Tables (continued)

(11)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,560, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,750, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,590.
(12)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,560, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,750, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,350.
(13)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,040, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,370, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 9,380.
(14)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 1,740.
(15)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,740, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 3,070, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,510.
(16)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 3,670.
(17)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 1,650.
(18)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 3,670 and (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,650.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 37

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards for named executive officers as of January 1, 2017:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Name	Exercisable	Unexercisable
J. Patrick Doyle	60,000	0	7.97	7/16/2019	(1)	—	—	—	—
	166,666	0	12.43	2/25/2020	(1)	—	—	—	—
	83,334	0	9.43	2/25/2020	(1)(2)	—	—	—	—
	62,333	0	16.49	2/23/2021	(1)	—	—	—	—
	124,667	0	13.49	2/23/2021	(1)(2)	—	—	—	—
	78,590	0	30.48	2/23/2022	(1)	—	—	—	—
	31,740	0	30.48	2/23/2022	(1)	—	—	—	—
	68,355	22,785	45.47	2/13/2023	(3)	—	—	—	—
	105,360	35,120	46.83	2/27/2023	(4)	—	—	—	—
	38,815	38,815	70.81	2/12/2024	(3)	—	—	—	—
	17,727	53,183	100.45	2/11/2025	(3)	—	—	—	—
	0	73,390	117.61	2/24/2026	(3)	—	—	—	—
	0	10,200	117.61	2/24/2026	(3)	—	—	—	—
	—	—	—	—		—	—	4,815	766,741
	—	—	—	—		—	—	11,094	1,766,609
	—	—	—	—		—	—	7,840	1,248,442
	—	—	—	—		—	—	10,193	1,623,133
	—	—	—	—		—	—	10,460	1,665,650

Russell J. Weiner	16,666	0	12.32	7/20/2020	(1)	—	—	—	—
	8,334	0	9.32	7/20/2020	(1)(2)	—	—	—	—
	5,000	0	25.78	7/20/2021	(1)	—	—	—	—
	10,000	0	22.78	7/20/2021	(2)	—	—	—	—
	9,690	0	32.69	7/20/2022	(1)	—	—	—	—
	27,765	9,255	46.83	2/27/2023	(4)	—	—	—	—
	12,832	4,278	63.05	7/17/2023	(3)	—	—	—	—
	7,980	7,980	73.04	7/16/2024	(3)	—	—	—	—
	2,945	8,835	118.54	7/15/2025	(3)	—	—	—	—
	0	10,850	136.89	7/20/2026	(3)	—	—	—	—
	—	—	—	—		—	—	2,924	465,618
	—	—	—	—		—	—	1,290	205,420
	—	—	—	—		—	—	2,296	365,615
	—	—	—	—		—	—	2,063	328,512
	—	—	—	—		—	—	2,560	407,654

Richard E. Allison, Jr.	33,333	0	17.53	3/14/2021	(1)	—	—	—	—
	26,667	0	14.53	3/14/2021	(1)(2)	—	—	—	—
	1,666	0	25.78	7/20/2021	(1)	—	—	—	—
	3,334	0	22.78	7/20/2021	(1)(2)	—	—	—	—
	9,690	0	32.69	7/20/2022	(1)	—	—	—	—
	14,752	4,918	46.83	2/27/2023	(4)	—	—	—	—
	10,860	3,620	63.05	7/17/2023	(3)	—	—	—	—

38 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Name	Exercisable	Unexercisable
	7,555	7,555	73.04	7/16/2024	(3)	—	—	—	—
	2,945	8,835	118.54	7/15/2025	(3)	—	—	—	—
	0	10,850	136.89	7/20/2026	(3)	—	—	—	—
	—	—	—	—		—	—	1,555	247,618
	—	—	—	—		—	—	1,094	174,209
	—	—	—	—		—	—	2,176	346,506
	—	—	—	—		—	—	2,063	328,512
	—	—	—	—		—	—	2,560	407,654

Jeffrey D. Lawrence	9,600	0	10.88	7/16/2018	(5)	—	—	—	—
	4,000	0	10.88	7/16/2018	(5)	—	—	—	—
	2,400	0	7.88	7/16/2018	(2)(5)	—	—	—	—
	1,000	0	7.88	7/16/2018	(2)(5)	—	—	—	—
	4,000	0	7.97	7/16/2019	(1)	—	—	—	—
	1,102	368	63.05	7/17/2023	(3)	—	—	—	—
	1,315	1,315	73.04	7/16/2024	(3)	—	—	—	—
	515	1,545	118.54	7/15/2025	(3)	—	—	—	—
	2,267	6,803	118.54	7/15/2025	(3)	—	—	—	—
	0	7,360	136.89	7/20/2026	(3)	—	—	—	—
	—	—	—	—		—	—	530	84,397
	—	—	—	—		—	—	445	70,862
	—	—	—	—		—	—	756	120,385
	—	—	—	—		—	—	720	114,653
	—	—	—	—		—	—	1,583	252,077
	—	—	—	—		—	—	1,740	277,078

Judith L. Werthauser	0	15,990	109.23	1/4/2026	(3)	—	—	—	—
	0	6,980	136.89	7/20/2026	(3)	—	—	—	—
	—	—	—	—		—	—	3,670	584,411
	—	—	—	—		—	—	1,650	262,746

(1)	Option awards granted ten years prior to the option expiration date and vest in equal annual installments over three years beginning on the first anniversary of the grant date. Vesting is accelerated upon a change of control or certain employment terminations, as described under “Compensation Discussion & Analysis—Long-term Incentive Compensation” above.
(2)	Option awards that have the same expiration date but different option exercise prices result from the receipt by the holders of unvested options of a reduction in option exercise price in connection with a prior Company recapitalization.
(3)	Option awards granted ten years prior to the option expiration date and vest in equal annual installments over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon a change in control or certain employment terminations, as described under “Compensation Discussion & Analysis—Long-term Incentive Compensation” above.
(4)	Represents one-time option award intended to compensate the named executive officer for dividends paid with respect to common stock of Domino’s Pizza, Inc., for which option awards were not eligible.
(5)	Option awards granted ten years prior to the option expiration date and vested in equal annual installments over five years beginning on the first anniversary of the grant date. Vesting is accelerated upon a change of control or certain employment terminations, as described under “Compensation Discussion & Analysis—Long-term Incentive Compensation” above.

(6)	Awards of performance shares vest equally over four years in separate tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement, as described under “Compensation Discussion & Analysis—Long-term Incentive Compensation” above.
(7)	Value based on the closing price of Domino’s Pizza, Inc. common stock on the NYSE on December 30, 2016, the last business day of fiscal 2016.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 39

Executive Compensation Tables (continued)

Option Exercises and Stock Vested

The following table provides information relating to option exercises and stock vesting for named executive officers during 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Patrick Doyle	200,000	24,669,422	23,224	2,864,259
Russell J. Weiner	120,000	14,811,415	6,046	829,389
Richard E. Allison, Jr.	40,000	5,654,680	4,421	607,572
Jeffrey D. Lawrence	13,500	1,668,508	2,119	291,140
Judith L. Werthauser	—	—	—	—

(1)	Equals the closing price of Domino’s Pizza, Inc. common stock on the NYSE on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)	Equals the closing price of Domino’s Pizza, Inc. common stock on the NYSE on vesting date multiplied by the number of shares acquired on vesting, and an accrued cash dividend for each quarterly dividend paid prior to vesting.

Non-Qualified Deferred Compensation

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, as well as the Company’s Directors, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan, or the DCP. The purpose of the DCP is to provide supplemental retirement income and to permit eligible employees the option to defer receipt of compensation pursuant to the terms of the plan.

Participants are able to defer a portion of eligible compensation (including base salary and the annual performance incentive). Participants elect a specific date or event (such as termination of employment) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to invest their deferrals in mutual funds selected by them from a lineup of options. The options available under the DCP for the fiscal year ended January 1, 2017 were as follows:

Boston Trust Small Cap Fund

Credit Suisse Commodity Return Strategy Fund

Dreyfus Mid Cap Index Fund

Fidelity 500 Index Institutional Fund

Fidelity Diversified International Fund

Fidelity Money Market Trust Retirement Money Market Portfolio

Fidelity Puritan Fund

Harding Loevner Institutional Emerging Markets Portfolio

Invesco Comstock Fund

MainStay Large Cap Growth Fund

PIMCO All Asset Fund

PIMCO Total Return Fund

Vanguard Inflation-Protected Securities Fund

Vanguard REIT Index Fund

There are no named executive officers who currently participate in or have balances under the Domino’s Pizza Deferred Compensation Plan.

40 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Executive Compensation Tables (continued)

Potential Post-Employment Payments to Executive Officers

Each of Messrs. Doyle, Weiner, Allison and Lawrence and Ms. Werthauser is a party to an employment agreement providing for payments and benefits in connection with certain terminations of the named executive officer’s employment. Under Mr. Doyle’s employment agreement, effective as of March 1, 2015, upon involuntary termination by the Company without cause (as defined in the agreement) prior to the end of the term of the agreement, or if Mr. Doyle terminates voluntarily for good reason, defined as material diminution of his responsibilities, relocation or the failure of the Company to pay Mr. Doyle, Mr. Doyle will receive an amount equal to two times his then-annual base salary. Such amount will be paid in a payment equal to six times Mr. Doyle’s base monthly salary made six months after termination of employment and monthly payments equal to Mr. Doyle’s base monthly salary for the next 18 months as well as a prorated annual performance incentive under the AIP. Mr. Doyle is also entitled to continued medical insurance coverage during the severance period.

Under the employment agreements of Messrs. Weiner, Allison and Lawrence and Ms. Werthauser, upon involuntary termination without cause (as defined in the applicable agreement) prior to the end of the term of the agreement, or if the named executive officer terminates his or her employment voluntarily for good reason, defined as material diminution of the executive’s responsibilities, relocation or the failure of the Company to pay the executive, the named executive officer receives an amount equal to his or her then-annual base salary paid as follows: a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months. Each named executive officers is also entitled to a prorated annual performance incentive under the AIP. In addition, during the severance period, each named executive officer is entitled to continued medical insurance coverage. Equity awards and other benefits are governed by the terms of those programs.

Each of the employment agreements for the named executive officers contains a two year non-competition and non-solicitation provision.

The terms of the employment agreements of Messrs. Doyle, Weiner, Allison and Lawrence and Ms. Werthauser were established through arms-length negotiations between the Company and each executive. The base salary amounts, other severance amounts and severance periods are established by the Compensation Committee and the Company’s management in order to attract, motivate and retain talented individuals to help the Company achieve its business goals and objectives.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 41

Executive Compensation Tables (continued)

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination of employment happened on January 1, 2017.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)	Death ($)(1)	Disability ($)	Change in Control ($)(1)
J. Patrick Doyle	Severance Pay	2,050,000	2,050,000	—	—	—	—
	Healthcare	36,970	36,970	—	—	—	—
	Equity Award Acceleration	—	—	—	23,649,554	—	23,649,554

	Total	2,086,970	2,086,970	—	23,649,554	—	23,649,554

Russell J. Weiner	Severance Pay	580,000	580,000	—	—	—	—
	Healthcare	18,771	18,771	—	—	—	—
	Equity Award Acceleration	—	—	—	4,514,632	—	4,514,632

	Total	598,771	598,771	—	4,514,632	—	4,514,632

Richard E. Allison, Jr.	Severance Pay	580,000	580,000	—	—	—	—
	Healthcare	18,771	18,771	—	—	—	—
	Equity Award Acceleration	—	—	—	3,658,863	—	3,658,863

	Total	598,771	598,771	—	3,658,863	—	3,658,863

Jeffrey D. Lawrence	Severance Pay	420,000	420,000	—	—	—	—
	Healthcare	18,771	18,771	—	—	—	—
	Equity Award Acceleration	—	—	—	1,572,462	—	1,572,462

	Total	438,771	438,771	—	1,572,462	—	1,572,462

Judith L. Werthauser	Severance Pay	450,000	450,000	—	—	—	—
	Healthcare	18,485	18,485	—	—	—	—
	Equity Award Acceleration	—	—	—	1,802,820	—	1,802,820

	Total	468,485	468,485	—	1,802,820	—	1,802,820

(1)	This represents the cumulative value of the equity awards that would vest in the event of death or a change in control. The amount represents the total of: (i) the difference between the closing price of Domino’s Pizza, Inc. common stock on the last business day of fiscal 2016 and the exercise price multiplied by the number of options that would vest as a result of a change in control, and (ii) the closing price of Domino’s Pizza, Inc. common stock on the last business day of fiscal 2016 multiplied by the number of performance shares that would vest in the event of death or a change in control.

42 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

At our 2016 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our 2016 Proxy Statement. This non-binding advisory vote is commonly referred to as say-on-pay. At our 2016 annual meeting, our shareholders approved the proposal with 93.9% of the votes cast voting in favor of the say-on-pay proposal.

In keeping with the preference expressed by our shareholders at the 2011 annual meeting, our Board of Directors elected to hold an annual say-on-pay vote. Accordingly, this year we are again asking our shareholders to vote FOR the approval of the compensation we pay to our named executive officers as disclosed in this Proxy Statement. In accordance with Rule 14a-21(b) of the Exchange Act, shareholders are being asked to vote again on how frequently we should hold future say-on-pay votes under Proposal Four of this Proxy Statement.

The objectives, philosophy and programs, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the Compensation Discussion and Analysis, and the related tables and narrative disclosures in this Proxy Statement.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this proxy statement, is hereby APPROVED.”

As we described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In approving the 2016 compensation decisions for our named executive officers, the Compensation Committee considered the financial performance of the Company in 2015. In fiscal 2015, the Company’s financial results significantly exceeded its 2015 business plan and goals. The Company’s named executive officers contributed greatly to these achievements and, therefore, the compensation of our named executive officers was increased.

In addition, the Company has reviewed its compensation programs and engaged in discussions with our key shareholders to solicit feedback regarding our executive compensation programs. As a result, in fiscal 2016 the Company has (i) implemented a majority voting policy for directors, (ii) eliminated the mid-year annual incentive bonus payout under the AIP, (iii) increased the payout threshold under the AIP, and (iv) increased the vesting threshold for performance shares issued under the EIP.

For these reasons, the Board is asking shareholders to again support this “say-on-pay” proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Our Board of Directors Unanimously Recommends a Vote FOR this Proposal	✓

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 43

Proposal Four: Advisory Vote on Frequency of Future Named Executive Officer Compensation Advisory Votes

In Proposal Three, the Company is asking shareholders to cast an advisory vote for the compensation disclosed in this Proxy Statement that we paid in fiscal 2016 to our named executive officers. This advisory vote is referred to as a “say-on-pay” vote. In this Proposal Four, the Board is asking shareholders to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Shareholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, shareholders may abstain from voting. If you “abstain” from voting on this proposal, your shares will not be treated as votes cast with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

This vote, like the say-on-pay vote itself, is not binding on the Board. The Board will consider the interval selected by the highest number of votes cast to be the recommendation of the shareholders.

The Board believes at this time that say-on-pay votes should be held annually. Although this advisory vote on frequency is not binding on the Board, the Board values shareholder views as to what is an appropriate frequency for advisory votes on executive compensation.

Our Board of Directors Unanimously Recommends a Vote for the ONE YEAR Option on this Proposal	✓

44 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation of Directors

For fiscal 2016, each independent Director was paid a $70,000 annual retainer, plus reimbursement of certain business expenses. In addition, the Chairperson of the Audit Committee was paid a retainer of $25,000 per year and non-Chair members were paid a retainer of $12,500 per year, the Chairperson of the Compensation Committee was paid a retainer of $20,000 per year and non-Chair members were paid a retainer of $10,000 per year, and the Chairperson of the Nominating and Corporate Governance Committee was paid a retainer of $15,000 per year and non-Chair members were paid a retainer of $10,000 per year. Mr. Doyle did not receive any additional compensation for his Board service.

For 2016, independent Directors also received an annual equity award of restricted stock under the EIP that was targeted at an approximate value of $110,000 on the grant date, which resulted in an annual grant of 940 shares of restricted stock of Domino’s Pizza, Inc. The restricted stock granted to Directors has a one-year vesting period (subject to acceleration in the case of resignation, retirement or death). Directors are eligible for the qualified retirement provision in the Company’s equity awards. For Directors, the specified service and age requirements are five years of continuous service and 55 years of age. As of January 1, 2017, Messrs. Federico, Goldman, and Trojan and Ms. Cantor had achieved the qualified retirement requirements.

2016 Director Compensation Summary

Annual Retainer	Amount
Board of Directors	$70,000

Audit Committee
Chairperson	$25,000
Member	$12,500

Compensation Committee
Chairperson	$20,000
Member	$10,000

Nominating & Corporate Governance Committee
Chairperson	$15,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$110,000
Award vests on first anniversary of the grant date

The independent Directors will receive the same retainer amounts and equity award target value for 2017.

For 2016, Mr. Brandon, Chairman of the Board of Directors, received an annual cash retainer of $200,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. In addition, Mr. Brandon was eligible to receive an equity award with a target value of $150,000 on the grant date. For 2016, such equity award was granted in the form of 1,280 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. As discussed above, Directors are also eligible for the qualified retirement provisions in the Company’s equity award. Mr. Brandon has achieved the qualified retirement requirements.

2016 Non-Executive Chairman Compensation Summary

Annual Retainer	Amount
Board of Directors	$200,000

Annual Equity Award	Value
Target grant date fair value	$150,000
Award vests on first anniversary of the grant date

Mr. Brandon will receive the same retainer amount and equity award target value for 2017.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 45

Compensation of Directors (continued)

Director Compensation Table for 2016

The following table provides information concerning compensation for the Company’s Directors during 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
David Brandon	200,001	150,541	—	—	59,930	—	410,472
C. Andrew Ballard	81,250	110,553	—	—	—	—	191,803
Andrew B. Balson	93,750	110,553	—	—	5,129	—	209,432
Diana F. Cantor	108,750	110,553	—	—	—	—	219,303
Richard Federico	82,500	110,553	—	—	—	—	193,053
James A. Goldman	100,000	110,553	—	—	25,273	—	235,826
Vernon “Bud” O. Hamilton(4)	21,250	—	—	—	—	15	21,265
Gregory A. Trojan	95,000	110,553	—	—	7,257	—	212,810

(1)	Amounts in the “Stock Awards” column reflect the grant date fair value of grants of restricted stock pursuant to our EIP determined in accordance with ASC 718, disregarding the effect of forfeitures. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 1, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2017.
(2)	The amounts listed represent the earnings on Messrs. Brandon, Balson, Goldman, and Trojan’s Non-Qualified Deferred Compensation account balances. This is further detailed in the table of Director Non-Qualified Deferred Compensation below. No other Directors currently participate in, nor have balances under, the Non-Qualified Deferred Compensation Plan.
(3)	Includes reimbursement of certain fees incurred in the receipt of director payments.
(4)	Reflects compensation paid to Mr. Hamilton for his service as a Director prior to his retirement effective April 26, 2016.

Non-Qualified Deferred Compensation of Directors

The following table provides information on the DCP for Directors as of January 1, 2017:

Name	Director Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David A. Brandon	200,001	—	59,930	—	894,439
C. Andrew Ballard	—	—	—	—	—
Andrew B. Balson	93,750	—	5,129	—	98,879
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	100,000	—	25,273	—	341,287
Gregory A. Trojan	—	—	7,257	—	86,414

(1)	Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above.
(2)	Reflects dividends, interest and market-based earnings on amounts deferred by plan participants.
(3)	Represents the participant’s account balance as of January 1, 2017, which includes compensation reported in fiscal years 2013-2015 as follows: Mr. Brandon $635,508, Mr. Goldman $216,014 and Mr. Trojan $79,157.

46 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Compensation of Directors (continued)

Outstanding Equity Awards of Directors

The following table shows the number of shares underlying outstanding option awards and restricted stock awards for the Company’s non-employee Directors as of January 1, 2017:

Name	Outstanding Option Awards (#)	Outstanding Stock Awards (#)
David A. Brandon	—	1,280
C. Andrew Ballard	—	940
Andrew B. Balson	35,000	940
Diana F. Cantor	6,000	940
Richard L. Federico	—	940
James A. Goldman	—	940
Gregory A. Trojan	—	940

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 47

Equity Compensation Plan Information

The following table sets forth, as of January 1, 2017, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans, and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by shareholders	2,512,546	(2)	$43.537	3,129,468
Equity compensation plans not approved by shareholders	—		—	—

Total	2,512,546		$43.537	3,129,468

(1)	Includes 193,868 shares that may be issued under the Domino’s Pizza, Inc. Employee Stock Payroll Deduction Plan.
(2)	Consists of 2,498,310 options and 14,236 restricted stock units currently awarded under the EIP.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and was approved by the Company’s shareholders. An Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the EIP) was approved by shareholders at the 2008 annual meeting of shareholders, and a further amendment to the EIP was approved by shareholders at the 2009 annual meeting of shareholders.

The outstanding options issued under the EIP prior to July 2009 generally vest ratably over a five-year period, the outstanding options issued under the EIP beginning in July 2009 through February 2013 generally vest ratably over a three-year period, and outstanding options issued under the EIP beginning in February 2013 generally vest ratably over a four-year period. As of January 1, 2017, there were 2,498,310 options outstanding at a weighted average exercise price equal to $43.54 per share, of which 1,932,209 were exercisable at a weighted average exercise price equal to $27.05 per share, 7,770 shares of restricted stock and 268,450 performance shares currently issued and outstanding under the EIP. As of January 1, 2017, there were a total of 2,949,836 authorized but unissued shares under the EIP.

Under the EIP, there were a total of 2,774,530 options, performance shares and shares of restricted stock currently issued and outstanding and a total of 1,932,209 of such options were fully vested.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP includes: (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP as a result of termination of options that were granted under the EIP (by reason of forfeiture) and any shares held back in satisfaction of total exercise cost from shares that would otherwise have been delivered pursuant to an award.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year is 1,000,000. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of non-statutory stock options granted under the EIP is determined by the Plan administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the exercise price must be at least equal to the fair market value of Domino’s Pizza, Inc. common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP may not exceed ten years.

48 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Certain Transactions Involving Management or 5% or Greater Shareholders

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its Directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, Directors and officers of the Company. The Company’s Board of Directors is to review, approve or ratify any potential related person transaction and consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a Director or officer of the Company and any other matters deemed important. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in this Proxy Statement.

Time Sharing Agreement with J. Patrick Doyle for Use of Corporate Aircraft

In accordance with the terms of the Time Sharing Agreement between Domino’s Pizza LLC and J. Patrick Doyle, the Company’s President and CEO and a member of the Company’s Board of Directors, dated as of February 23, 2015, Mr. Doyle is entitled to 45 hours per year of personal use of the Company aircraft without charge and he is required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2016, Mr. Doyle’s personal use of the Company aircraft did not exceed the allotted 45 hours and, therefore, he did not reimburse the Company for any excess use.

Supply Agreement

The Company has a supply agreement with Griffith Foods International, Inc., f/k/a Griffith Laboratories U.S.A., (“Griffith”) for the provision of certain ingredients that are used in the production of certain dough products. The supply agreement is negotiated at arms-length on an annual basis and the overall relationship between the Company and Griffith is over 20 years old. The sister-in-law of Gregory A. Trojan, one of the members of the Company’s Board of Directors, is an executive at Griffith. In 2016, the Company purchased $2,356,138 in products from Griffith, less than two percent of the consolidated gross revenues of Griffith.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 49

Proposal Five: Shareholder Proposal Regarding Deforestation

The New York State Common Retirement Fund (the “Fund”) has advised the Company that it intends to present the following shareholder proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The address and share ownership of the proponent will be furnished to any shareholder upon request. Approval of this proposal would require the affirmative vote of a majority of the votes properly cast in person or by proxy at the Annual Meeting. If you abstain, your shares will not be counted as having been voted on the matter. The Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal

Domino’s utilizes beef, soy, palm oil, and pulp/paper in its products and supply chain. These are the leading drivers of deforestation globally.

Deforestation has attracted significant attention from civil society, business and government. It accounts for over 10% of global greenhouse gas emissions and contributes to biodiversity loss, soil erosion, disrupted rainfall patterns and community land conflicts. Moreover, the production of commodity drivers of deforestation, such as palm oil and cattle, is often associated with forced labor. Commercial agriculture accounted for over 70% of tropical deforestation between 2000 and 2012, half of which was illegal. Conserving forests by increasing agricultural productivity and use of already cleared land will stabilize soils and climate, regulate regional water flows, and provide habitat for pollinators and natural predators of agricultural pests.

The Consumer Goods Forum has pledge to help its member companies achieve zero net deforestation by 2020, which includes developing “specific time bound and cost effective action plans for the different challenges in sourcing commodities like palm oil, soya, beef, paper and board.”

Peer companies are working to sustainably source commodity drivers of deforestation. For example, McDonald’s, Colgate-Palmolive, Danone, Unilever and Nestlé committed to eliminate deforestation in their global supply chains. These companies also respond to CDP Forests questionnaire, a reporting framework supported by investors with over US$22 trillion in assets.

By contrast, Dominos has not made any public statements on deforestation. The company scores a 1/5 on the Forest 500 scorecard and 0/100 on the Union of Concerned Scientists palm oil scorecard, behind McDonalds, Yum Brands, and Restaurant Brands International.

Because Dominos lacks a commitment to a deforestation-free supply chain, the company may be exposed to significant business risks including supply chain reliability, reputation damage, and failure to meet shifting consumer and market expectations. According to Technomic, a leading food industry consultancy, “consumers are increasingly demanding that businesses become more responsible and transparent. In many cases, they are rewarding those they perceive to be good environmental stewards and corporate citizens.”

Resolved: Shareholders request Dominos develop a comprehensive, cross-commodity policy and implementation plan to eliminate deforestation and related human rights issues from its supply chain.

Supporting Statement:

Proponents believe a meaningful response could include:

•	A commitment to buy exclusively from suppliers independently verified as not engaged in 1) deforestation (including peatlands, high conservation value, or high carbon stock forests), or 2) human and labor rights abuses;

•	Evidence of proactive implementation efforts, such as a time-bound plan, verification processes, non-compliance protocols and regular reporting; and

•	A commitment to work towards strengthening third-party verification programs and multi-stakeholder initiatives to achieve compliance with the company’s policy.

50 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Proposal Five: Shareholder Proposal Regarding Deforestation (continued)

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board recommends shareholders vote AGAINST the shareholder resolution. Much of the information requested by the shareholder is publicly available on the Investors page of biz.dominos.com under the heading “social commitment” and will continue to be found there going forward. We would direct all shareholders to check there for company information and policy updates.

On the topic of deforestation, which is defined in the proxy proposal as the practices of the Company’s U.S.-based supply chain system related to the purchase of beef, soy, palm oil and cardboard, we can provide the following information. We believe this should alleviate concerns shareholders may have regarding our purchasing practices and negate the need for reporting beyond what is already publicly available.

Please note that the statements below apply only to the U.S.-based supply chain system, which primarily supplies stores in the U.S. and Canada. International master franchisees, which are independent businesses operating their own supply chain businesses, may have different purchasing policies that are at the discretion of their company management.

Palm Oil

Domino’s sources 100% certified sustainable mass balance palm oil product. Domino’s does not purchase raw palm oil, but a product made with palm oil for our pan pizza dough. Pan pizza dough does not comprise the majority of the dough used in our stores or produced at our supply chain centers. Additionally, palm oil is not found in the vast majority of products we produce and sell.

We are proud to say that Domino’s Pizza is a member of the Roundtable for Sustainable Palm Oil (RSPO). Through our supplier, AAK USA, Domino’s is committed to sourcing 100% certified sustainable mass balance palm oil. Additionally, we are committed to sourcing palm oil that is produced without deforestation of High Conservation Value areas, High Carbon Stock forests or the destruction of peat land. Domino’s achieved its goal of 100% traceability back to the mill for all palm oil beginning in September 2015. Domino’s requires that AAK be a member in good standing of the RSPO.

Cardboard

The vast majority of the products Domino’s sells leaves the store in one kind of packaging—cardboard boxes. Domino’s now has two primary cardboard suppliers; one is our primary packaging producer that supplies the majority of our stores with a box that is roughly 40% recycled content and one is a box producer currently providing stores in select states with boxes made from 70% recycled content. The policies below reflect the standards set forth by our primary packaging supplier.

Our primary box supplier maintains certified fiber sourcing, controlled wood and chain-of-custody certifications using third party audits. Their policies do not allow the purchasing of fiber from illegal logging, the trade in illegal wood or forest products. Their policies state they will not purchase from anyone in violation of traditional or human rights in forestry operations. They do not purchase from operations that would have an adverse impact to regions of high conservation value. They have further policies and procedures in place to promote and utilize sustainable forestry and extensively participate in outreach and education with landowners on scientifically-supported sustainability practices.

They hold certifications with the Sustainable Forestry Initiative®, the Forest Stewardship Council®, Programme for the Endorsement of Forest Certification®, Brazilian Forest Certification Program and the American Tree Farm System Group.

Beef and Soy

Annually, Domino’s Pizza purchases:

•	Less than 1/10th of 1% of all beef purchased in the U.S. (0.08%) and

•	Less than 1% (0.14%) of all soy produced in the U.S.

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 51

Proposal Five: Shareholder Proposal Regarding Deforestation (continued)

We are proud to say that 100% of the beef and soy we purchase is from the United States. The vast majority of the animals and plants involved in food production for Domino’s are raised on small and mid-sized family farms across America. Domino’s has stated publicly for many years that it supports America’s family farms. We believe their generations of experience in raising animals and crops to feed the country’s population make them best able to determine how to be good stewards of their farmland, using science-based policies, standards and procedures.

U.S.-sourced beef and soy are unlikely to trigger the deforestation and human rights concerns of the internationally-sourced products cited as a concern in the proxy resolution.

Given Domino’s track record of success, combined with our regularly-convened consumer panels, there is no indication consumers are avoiding our brand because of a lack of a clearly elucidated deforestation policy. We continue to research and act upon issues related to sustainability, food safety and other topics and are pleased with our progress. Therefore, we reiterate our recommendation against the shareholder resolution.

Our Board of Directors Unanimously Recommends a Vote AGAINST this Proposal	☒

52 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Other Matters

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 25, 2017 at 10:00 a.m. EDT at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Shareholder Proposals and Director Nominations for Inclusion in Next Year’s Proxy Statement Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2018, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of Domino’s Pizza, Inc. no later than November 16, 2017 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals and Director Nominations other than Pursuant to Rule 14a-8

If a shareholder wishes to present a proposal or to nominate one or more directors at our 2018 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance written notice in accordance with the Company’s By-laws. Under the By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Corporate Secretary of Domino’s Pizza, Inc. at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth the following information: (i) as to each person whom the shareholder proposes to nominate for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

Accordingly, the deadline for receipt of timely notice of director nominations or other shareholder proposals for submission to the Domino’s Pizza annual meeting of shareholders without inclusion in the Company’s 2018 Proxy Statement is February 24, 2018. Unless such notice is received by Domino’s Pizza at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more Directors by sending a letter addressed to the Board or to any one or more Directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent Director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT 53

Other Matters (continued)

household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3563.

General Information

Our 2016 Annual Report was mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at biz.dominos.com in the “Investors” section. A copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017, as filed with the SEC, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 4 of this Proxy Statement.

By order of the Board of Directors,

Adam J. Gacek

Corporate Secretary

March 16, 2017

54 DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT

Annex A

Domino’s Pizza, Inc. Officers and Directors

Executive Officers

J. Patrick Doyle

President, Chief Executive Officer and Director

Richard E. Allison, Jr.

President, Domino’s International

Eric B. Anderson

Executive Vice President, International Operations

Troy A. Ellis

Executive Vice President, Supply Chain Services

Stanley J. Gage

Executive Vice President, Team USA

Scott R. Hinshaw

Executive	Vice President, Franchise Operations and Development

Jeffrey D. Lawrence

Executive Vice President, Chief Financial Officer

Timothy P. McIntyre

Executive	Vice President, Communication, Investor Relations and Legislative Affairs

Kevin S. Morris

Executive Vice President, General Counsel

J. Kevin Vasconi

Executive Vice President, Chief Information Officer

Russell J. Weiner

President, Domino’s USA

Judith L. Werthauser

Executive Vice President, Chief People Officer

Board of Directors

David A. Brandon

Chairman of the Board

J. Patrick Doyle

President, Chief Executive Officer and Director

C. Andrew Ballard

Director

Andrew B. Balson

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Gregory A. Trojan

Director

DOMINO’S PIZZA, INC. 2017 PROXY STATEMENT A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following Director nominees:
1. Election of Directors		☐	☐	☐
Nominees
01 David A. Brandon 02 C. Andrew Ballard 03 Andrew B. Balson 04 Diana F. Cantor 05 J. Patrick Doyle
06 Richard L. Federico 07 James A. Goldman 08 Gregory A. Trojan
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain	The Board of Directors recommends you vote AGAINST proposal 5.	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the 2017 fiscal year.		☐	☐	☐	5. Shareholder proposal regarding deforestation.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
3. Advisory vote to approve the compensation of the named executive officers of the Company.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on proposal 4.	1 year	2 years	3 years	Abstain
4. Advisory vote to recommend the frequency of future advisory votes on the compensation of the named executive officers of the Company.	☐	☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

DOMINO’S PIZZA, INC. Annual Meeting of Shareholders April 25, 2017 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints J. Patrick Doyle, Jeffrey D. Lawrence and Adam J. Gacek, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Tuesday, April 25, 2017, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (FOR each of the nominees listed in Proposal One, FOR Proposal Two, FOR Proposal Three, ONE YEAR for Proposal Four and AGAINST Proposal Five). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side